Exhibit 10.10

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 30, 2010
among
COMSTOCK RESOURCES, INC.,
as the Borrower,
BANK OF MONTREAL,
as Administrative Agent and Issuing Bank,
BANK OF AMERICA, N.A.,
as Syndication Agent
COMERICA, JPMORGAN CHASE BANK, N.A., AND
UNION BANK, N.A.,
as Co-Documentation Agents
The Other Lenders Party Hereto,
BMO CAPITAL MARKETS, INC.
as Arranger

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(continued)

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(continued)

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(continued)

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(continued)

Page
SECTION 10.9 Set-off	92
SECTION 10.10 Interest Rate Limitation	92
SECTION 10.11 Counterparts	93
SECTION 10.12 Survival of Representations and Warranties	93
SECTION 10.13 Collateral Matters; Hedges	93
SECTION 10.14 Renewal and Continuation of Prior Indebtedness	94
SECTION 10.15 Severability	94
SECTION 10.16 Authorization to Release Subordinate Mortgages and Stone Energy Corporation Stock; Acknowledgement of Dissolution of Comstock Offshore LLC	94
SECTION 10.17 USA PATRIOT Act Notice	95
SECTION 10.18 Governing Law	95
SECTION 10.19 Waiver of Right to Trial by Jury	96
SECTION 10.20 Consents to Renewals, Modifications and Other Actions and Events	96
SECTION 10.21 ENTIRE AGREEMENT	97

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(continued)

Page
SCHEDULES

2.1	Commitment Amounts and Percentage Shares
4.1	Security Schedule
5.6	Litigation
5.13	Subsidiaries and Other Equity Investments
7.1	Existing Liens
7.2	Existing Investments
7.3	Prior Indebtedness
7.10	Permitted Restrictions on Lien Incurrence
10.2	Eurodollar and Domestic Lending Offices, Addresses for Notices

EXHIBITS

Form of

A	Notice of Advance
B	Note
C	Compliance Certificate
D	Lender Assignment
E	Third Amended and Restated Subsidiary Guaranty
F-1	Opinion of Borrower’s Counsel
F-2	Opinion of Texas Local Counsel to Borrower
F-3	Opinion of Louisiana Local Counsel to Borrower
G	Third Amended and Restated Subordination Agreement
H	Third Amended and Restated Pledge Agreement and Irrevocable Proxy
I	Third Amended and Restated Security Agreement
J	Increasing/Additional Lender Agreement

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT
     This THIRD AMENDED AND RESTATED CREDIT AGREEMENT is dated as of November 30, 2010, among COMSTOCK RESOURCES, INC., a Nevada corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), BANK OF MONTREAL, as Administrative Agent and Issuing Bank, Bank of America, N.A., as syndication agent, Comerica, JPMorgan Chase Bank, N.A., and Union Bank, N.A., as co-documentation agents.
PRELIMINARY STATEMENTS
     Borrower, Bank of Montreal, as administrative agent and as issuing bank, and certain lenders party thereto (the “Prior Lenders”) have heretofore entered into a Second Amended and Restated Credit Agreement dated as of December 15, 2006, as amended, modified or supplemented (the “Prior Credit Facility”).
     Borrower desires to amend and restate the Prior Credit Facility in order to restructure, rearrange, renew, extend and continue all indebtedness evidenced by and outstanding under the Prior Credit Facility (the “Prior Indebtedness”), and to modify the commitments from the Lenders pursuant to which Loans will be made by the Lenders to the Borrower from time to time prior to the Maturity Date and Letters of Credit will be issued by the Issuing Bank under the several responsibilities of the Lenders for the account of the Borrower from time to time prior to the Letter of Credit Availability Expiration Date.
     Borrower has delivered to Bank of Montreal, as administrative agent, certain collateral documents to secure the repayment of the Prior Indebtedness to the Prior Lenders, which collateral documents are being amended or amended and restated in connection with, and concurrently with, the restructuring, rearrangement, renewal, extension and continuation of the Prior Indebtedness pursuant to this Agreement.
     The Administrative Agent, the Lenders and the Issuing Bank are willing, on the terms and subject to the conditions hereinafter set forth (including Article IV), to amend and restate the Prior Credit Facility in order to restructure, rearrange, renew, extend and continue all Prior Indebtedness and to modify the commitments and make such Loans to the Borrower and issue and participate in such Letters of Credit for the account of the Borrower.
     It is in the best interest of each of the Guarantors to execute and deliver a Guaranty as each Guarantor will receive substantial benefits as a result of the Borrower entering into the borrowing base, revolving credit facility with the Administrative Agent, the Issuing Bank and the Lenders.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “2004 Senior Notes” means those certain 6 7/8% senior unsecured notes due 2012, issued by the Borrower in an aggregate principal amount of $175,000,000 on the date of issuance thereof under the 2004 Senior Notes Indenture.
     “2004 Senior Notes Indenture” means that certain Indenture dated as of February 25, 2004, by and between Borrower and The Bank of New York Trust Company, N.A., as trustee, as supplemented by the First Supplemental Indenture dated as of February 25, 2004, and related documentation entered into in connection therewith pursuant to which the 2004 Senior Notes shall have been issued, as the same may be amended, restated, modified or supplemented from time to time.
     “2009 Senior Notes” means those certain 8 3/8% senior unsecured notes due 2017 issued by the Borrower in an aggregate principal amount of $300.0 million on the date of issuance thereof under the 2009 Senior Notes Indenture.
     “2009 Senior Notes Indenture” means that certain Indenture dated as of October 9, 2009, by and among Borrower, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, and one or more Loan Parties, as guarantors, and all related documentation entered into in connection therewith pursuant to which the 2009 Senior Notes were issued, as the same may be amended, restated, modified or supplemented from time to time.
     “Adjusted LIBO Rate” means, with respect to each particular Borrowing comprised of LIBO Rate Loans and the associated LIBO Rate and Reserve Percentage, the rate per annum calculated by the Administrative Agent (rounded upwards, if necessary, to the next higher 1/100%) determined on a daily basis pursuant to the following formula:

Adjusted LIBO Rate	=	LIBO Rate
(1.00% - Reserve Percentage)
     “Administrative Agent” means Bank of Montreal in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as the Administrative Agent may from time to time designate to the Borrower, the Issuing Bank, and the Lenders.
“Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agent and Arranger Fee Letter” has the meaning set forth in Section 2.10(b).
     “Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of BMO in its capacity as the Administrative Agent, the Issuing Bank and the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Aggregate Commitments” means, as of any date, the sum of the Commitment Amounts of all the Lenders.
     “Agreement” means this Third Amended and Restated Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Arranger” means BMO Capital Markets, Inc., in its capacity as sole arranger.
     “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the highest of (a) the rate of interest most recently announced by the Administrative Agent at its domestic Lending Office as its base rate for dollar advances made in the United States, (b) the Federal Funds Rate most recently determined by the Administrative Agent plus 1/2% (0.5%) per annum and (c) the rate per annum determined by the Administrative Agent to be the offered rate that appears on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) for deposits in Dollars for a one month Interest Period in effect on such day determined as of approximately 11:00 a.m. (London, England time) on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%). The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent or any Lender in connection with extensions of credit. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Base Rate. The Administrative Agent will promptly give notice to the Borrower of changes in the Base Rate.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.

     “Base Rate Spread” means, with respect to any Base Rate Loan for any time prior to the Maturity Date, the percentage per annum set forth below under the caption “Base Rate Spread”, determined by reference to the percentage of the Borrowing Base that the sum of all Loans outstanding plus all L/C Obligations represents at that time.

Percentage of Borrowing Base Usage	Base Rate Spread
≥ 90%	1.750%
≥ 75% but <90%	1.500%
≥ 50% but <75%	1.250%
≥ 25% but <50%	1.000%
<25%	0.750%
     “BMO” means Bank of Montreal and its successors and assigns.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” has the meaning set forth in the introductory paragraph hereto.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by Lenders pursuant to Section 2.1.
     “Borrowing Base” means, at the particular time in question, either the amount provided for in Section 2.7 or the amount determined by the Administrative Agent and approved by the Required Borrowing Base Lenders or all of the Lenders, as applicable, in accordance with the provisions of Section 2.8; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Loan Amount.
     “Borrowing Base Deficiency” has the meaning set forth in Section 2.4.2(ii).
     “Borrowing Base Deficiency Rate” means an interest rate equal to (a) the Base Rate plus (b) the Base Rate Spread, if any, applicable to Base Rate Loans; provided, however, that with respect to a LIBO Rate Loan, the Borrowing Base Deficiency Rate shall be an interest rate equal to the LIBO Rate (including any LIBOR Spread) otherwise applicable to such Loan, in each case to the fullest extent permitted by applicable Laws.
     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Chicago, Illinois or Houston, Texas and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted in London, England.
     “CAM” means Comstock Air Management, LLC, a Nevada limited liability company.

     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. The Borrower hereby grants the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a Lien on all such cash and deposit account balances. Cash collateral shall be maintained in a blocked account at the Administrative Agent or other institutions satisfactory to the Administrative Agent subject to control arrangements satisfactory to the Administrative Agent.
     “Change of Control” means, with respect to any Person, an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity interests of such Person; or
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
     “Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1 (or, in the case of Section 4.1(b), waived by the Person entitled to receive the applicable payment).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
     “COGI” means Comstock Oil & Gas, LP, a Nevada limited partnership, successor-by-conversion to Comstock Oil & Gas, Inc.
     “COGI GP” means Comstock Oil & Gas GP, LLC, a Nevada limited liability company.
     “COGI LP” means Comstock Oil & Gas Investments, LLC, a Nevada limited partnership.

     “COGH” means Comstock Oil & Gas Holdings, Inc., a Nevada corporation.
     “COGLA” means Comstock Oil & Gas — Louisiana, LLC, a Nevada limited liability company, successor-by-conversion to Comstock Oil & Gas — Louisiana, Inc., a Nevada corporation.
     “Commitment” means, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.1, and (b) purchase participations in L/C Obligations pursuant to Section 2.3, in an aggregate principal amount at any one time outstanding not to exceed the lesser of (x) such Lender’s Commitment Amount and (y) such Lender’s Percentage Share of the Borrowing Base.
     “Commitment Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.1, as such amount may be increased, reduced or adjusted from time to time in accordance with this Agreement.
     “Commitment Fee Rate” means for any time prior to the Maturity Date, 0.50%.
     “Communications” has the meaning set forth in Section 10.2(c).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries from continuing operations after extraordinary items (excluding gains or losses from Dispositions of assets) for that period.
     “Consolidated Tangible Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity of Borrower and its Subsidiaries on that date minus the Intangible Assets of Borrower and its Subsidiaries on that date.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Credit Extension” means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.
     “Current Assets” and “Current Liabilities” shall mean all assets or liabilities of Borrower and its Restricted Subsidiaries on a consolidated basis, respectively, that should be classified as current assets and current liabilities in accordance with GAAP; provided that the calculation of Current Assets shall not include receivables of the Borrower owing by any Affiliate in excess of 120 days or subject to any dispute or offset, advances by the Borrower to any Affiliate or any asset classified as a Current Asset solely because it is held for sale; and provided further that Current Liabilities shall not include the current maturities of any Indebtedness of the Borrower for borrowed money that by its terms has a final maturity more than one year from the date of any calculation of Current Liabilities.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Base Rate Spread, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any LIBOR Spread) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
     “Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, unless subsequently cured, (b) notified the Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements to which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided, that such Lender shall cease to be a Defaulting Lender upon delivery of confirmation that it will comply with the terms of this Agreement, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.
     “Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part.
“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale,

assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” means lawful money of the United States of America.
     “Eligible Assignee” has the meaning specified in Section 10.7.6.
     “Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.2(g) or 6.2(h).
     “Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations issued pursuant thereto.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) the determination that any Multiemployer Plan is in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Event of Default” means any of the events or circumstances specified in Article VIII.
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     “Foreign Lender” has the meaning specified in Section 3.8.
     “GAAP” means generally accepted accounting principles and practices that are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Majority Lenders or the Administrative Agent shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Governmental Requirements” means all judgment, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.
     “Guarantors” means each of the Subsidiaries listed in Part (b) of Schedule 5.13 and each other Subsidiary of the Borrower that shall have executed and delivered a Guaranty to the Administrative Agent for the benefit of the Lenders; provided that upon the release of any Subsidiary’s Guaranty in accordance with this Agreement, such Subsidiary shall thereafter be excluded from the definition of “Guarantors” (unless and until such Subsidiary shall thereafter deliver another Guaranty).
     “Guaranty” means (a) each subsidiary guaranty (including any amended and restated subsidiary guaranty) dated as of the date hereof made by each of the Guarantors in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit E and (b) each other guaranty (which shall also be substantially in the form of Exhibit E) in favor of the Administrative Agent on behalf of the Lenders delivered in accordance with this Agreement.
“Guaranty Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any

Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Highest Lawful Rate” has the meaning given to it in Section 10.10.
     “Honor Date” has the meaning set forth in Section 2.3.3(i).

     “Hydrocarbon Interest” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, operating rights, net profit interests, production payment interests and other similar types of interests, including any reserved or residual interest of whatever nature.
     “Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
     “ICC” has the meaning set forth in Section 2.3.7.
     “Increasing/Additional Lender Agreement” has the meaning set forth in Section 2.15(b).
     “Indebtedness” means, as to any Person at a particular time, all of the following:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations under any Hedging Agreement in an amount equal to (i) if such Hedging Agreement has been closed out, the termination value thereof, or (ii) if such Hedging Agreement has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Hedging Agreement;
     (d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (e) capital leases and Synthetic Lease Obligations; and
     (f) all Guaranty Obligations of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Majority Lenders. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Liabilities” has the meaning set forth in Section 10.5.

     “Indemnitees” has the meaning set forth in Section 10.5.
     “Indenture Debt Documents” means, individually and collectively, (i) the 2004 Senior Notes Indenture, (ii) the 2009 Senior Notes Indenture, (iii) any Permitted Additional Notes Indenture and (iv) any documents related to or delivered in connection with the issuance of any Permitted Refinancing Indebtedness.
     “Initial Audited Financial Statements” means each of the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2009 and the related consolidated statements of income and cash flows of the Borrower for the fiscal year ended December 31, 2009.
     “Initial Engineering Report” means, collectively, the engineering report dated as of July 1, 2010 concerning Oil and Gas Properties of COGI and COGLA, prepared by the Borrower.
     “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
     “Interest Payment Date” means (a) as to any LIBO Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, and the Maturity Date.
     “Interest Period” means as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or (in the case of any Base Rate Loan) converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Advance; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBO Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the scheduled Maturity Date.
     “Investment” means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IRS” means the United States Internal Revenue Service.
     “Issuing Bank” means Bank of Montreal in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to any Lender, such Lender’s participation in any L/C Borrowing in accordance with its Percentage Share.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been either reimbursed on the date when made or refinanced as a Borrowing.
     “L/C Collateral” has the meaning set forth in Section 2.3.11.
     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
     “L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.
     “Lender” has the meaning set forth in the introductory paragraph hereto and, as the context requires, includes the Issuing Bank.
     “Lender Assignment” means a Lender Assignment substantially in the form of Exhibit D.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.2, or such other office or offices as a Lender may from time to time designate to the Borrower and the Administrative Agent.
     “Letter of Credit” means any standby or commercial letter of credit issued hereunder.

     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Issuing Bank.
     “Letter of Credit Availability Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Sublimit” means an amount equal to the lowest of (x) the Aggregate Commitments, (y) $50,000,000, and (z) the Borrowing Base. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
     “LIBO Rate” shall mean, with respect to any LIBO Rate Loan within a Borrowing and with respect to the related Interest Period, the rate of interest per annum equal to the offered quotation appearing on Reuters Screen LIBOR01 Page at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of the relevant Interest Period (or if such Reuters Screen LIBOR01 Page shall not be available, the rate per annum determined by the Administrative Agent by reference to the British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as set forth by any service which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period most closely approximating such Interest Period, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the “LIBO Rate” shall be the interest rate per annum, determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period.
     “LIBO Rate Loan” means a Loan that bears interest at the Adjusted LIBO Rate.
     “LIBOR Spread” means with respect to any LIBO Rate Loan for any time prior to the Maturity Date, the percentage per annum set forth below under the caption “LIBOR Spread,” determined by reference to the percentage of the Borrowing Base that the sum of all Loans outstanding plus all L/C Obligations represents at that time.

Percentage of Borrowing Base Usage	LIBOR Spread
≥ 90%	2.750%
≥75% but <90%	2.500%
≥50% but <75%	2.250%
≥25% but <50%	2.000%
<25%	1.750%

     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.
     “Loan” has the meaning set forth in Section 2.1.
     “Loan Documents” means this Agreement, each Note, the Agent and Arranger Fee Letter, each Notice of Advance, each Letter of Credit Application, each Letter of Credit, each of the Security Documents, each Compliance Certificate, each Guaranty, each Subordination Agreement and all other written agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith; provided that for the avoidance of doubt, a Hedging Agreement between a Loan Party and a Lender or Affiliate of a Lender shall not constitute a Loan Document.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.
     “Majority Lenders” means, as of any date of determination, Non-Defaulting Lenders whose Voting Percentages aggregate to greater than 50.0%.
     “Mandatory Prepayment Amount” has the meaning set forth in Section 2.4.2(ii).
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or upon the rights and remedies of the Administrative Agent, the Issuing Bank, or any Lender under any Loan Document.
     “Material Subsidiary” means a direct or indirect Subsidiary of the Borrower with assets having a net book value or fair market value (determined in good faith by a Responsible Officer of the Borrower) in excess of $25,000,000.
     “Matured L/C Obligations” means all amounts paid by Issuing Bank on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit (or under or in connection with any L/C Application) that have not been repaid to the Issuing Bank (with the proceeds of a Loan or otherwise).
     “Maturity Date” means (a) November 30, 2015, or (b) such earlier date upon which the Commitments may be terminated in accordance with the terms hereof.

     “Maximum Loan Amount” means $850,000,000 as such amount may be reduced from time to time pursuant to Section 2.5.
     “Mortgage” means each mortgage, deed of trust or similar document described in the Security Schedule and any other mortgage, deed of trust or similar document delivered pursuant to this Agreement, in each case, as amended, supplemented, restated or otherwise modified from time to time.
     “Mortgaged Property” has the meaning set forth in the Mortgage.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.
     “Net Sale Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset by the Borrower or any Restricted Subsidiary, the aggregate amount of cash or cash equivalents received by or paid to or for the account of the Borrower or such Restricted Subsidiary from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable out-of-pocket costs and fees, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Indebtedness permitted by Section 7.3 hereof secured by a Lien on such asset permitted by Section 7.1 hereof that, by the terms of the agreement or instrument governing such Indebtedness, is required to be repaid or may be prepaid upon such disposition, in each case, to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of the Borrower or such Restricted Subsidiary and are properly attributable to such transaction or to the asset that is the subject thereof.
     “Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
     “Notice of Advance” means a notice, which, if in writing, shall be substantially in the form of Exhibit A, of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 2.2(a).
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

     “Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority have jurisdiction) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
     “Optional Indebtedness Payment” has the meaning set forth in Section 7.12.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.
     “Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
     “Participant” has the meaning set forth in Section 10.7.3.
     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Pension Act” means the Pension Protection Act of 2006.
     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302,303,304 and 305 of ERISA.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
     “Percentage Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) set forth opposite the name of such Lender on Schedule 2.1 (as amended or modified from time to time) or on the relevant Lender Assignment, as the case may be, as such percentage share may be adjusted as provided herein (including pursuant to Section 2.15).
     “Permitted Additional Notes” means senior unsecured notes issued by the Borrower from time to time after the Closing Date; provided that (a) the final maturity date of such senior unsecured notes shall not be earlier than 91 days after the Maturity Date (as in effect on the date of issuance of such senior unsecured notes); (b) such senior unsecured notes and any Permitted Additional Notes Indenture under which such senior unsecured notes are issued contain customary terms and conditions for senior unsecured notes of like tenor and amount and do not contain any covenants, events or default or other provisions (other than interest rate and redemption premiums) that, on the whole, are materially more onerous to the Borrower and its Subsidiaries than those imposed by this Agreement; and (c) at the time of and immediately after giving effect to each incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing.
     “Permitted Additional Notes Indenture” means any indenture, by and between Borrower and a trustee, and related documentation entered into in connection therewith pursuant to which the Permitted Additional Notes shall have been issued, as the same may be amended, restated, modified or supplemented from time to time.
     “Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “new Indebtedness”) incurred in exchange for, or proceeds of which are used to refinance, all or any portion of the 2004 Senior Notes, the 2009 Senior Notes or any Permitted Additional Notes (the portion refinanced, the “Refinanced Indebtedness”); provided that (a) such new Indebtedness is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount of the Refinanced Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing; (b) such new Indebtedness has a stated maturity and an average life no shorter than the date that is 91 days after the Maturity Date; (c) such new Indebtedness does not contain any covenants, events of default or other terms (other than interest rate and redemption premiums) that, on the whole, are materially more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Indebtedness; (d) the stated interest or coupon rate of such new Indebtedness is reasonably acceptable to the Administrative Agent; and (e) no Event of Default shall exist at the time of, or result from, the issuance of such new Indebtedness.
     “Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.
     “Platform” has the meaning set forth in Section 10.2(d).
     “Pledge Agreement” means each amended and restated Pledge Agreement and Irrevocable Proxy dated as of the date hereof in favor of the Administrative Agent for the benefit of the Lenders in the form of Exhibit H and each other pledge agreement in substantially the same form in favor of the Administrative Agent for the benefit of the Lenders delivered in accordance with this Agreement.
     “Pledged Note” mean each Pledged Note described in a Pledge Agreement pledged to the Administrative Agent for the benefit of the Lenders and the Issuing Bank.
     “Prior Credit Facility” is defined in the first preliminary statement hereto.
     “Prior Indebtedness” is defined in the second preliminary statement hereto.
     “Prior Lenders” is defined in the first preliminary statement hereto.
     “Proved Reserves” means those Hydrocarbons that have been estimated with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable from the Oil and Gas Properties by existing producing methods under existing economic conditions.
     “Register” has the meaning set forth in Section 10.7.2(b).
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Borrowing Base Lenders” means, as of any date of determination, Non-Defaulting Lenders whose Voting Percentages aggregate to 66-2/3% or more.
     “Reserve Percentage” means, on any day with respect to each particular Borrowing comprised of LIBO Rate Loans, the maximum reserve requirement as determined by the Administrative Agent (including without limitation any basic, supplemental, marginal, emergency or similar reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements), expressed as a percentage, which would then apply under Regulation D with respect to “Eurocurrency liabilities” (as such term is defined in

Regulation D) equal in amount to each Lender’s LIBO Rate Loan in such Borrowing, were such Lender to have any such “Eurocurrency liabilities”. If such reserve requirement shall change after the date hereof, the Reserve Percentage shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each such change in such reserve requirement.
     “Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.
     “Restricted Subsidiary” means (a) each of COGI GP, COGI LP, COGI, COGH and COGLA and (b) each other Subsidiary of the Borrower that is not designated as an Unrestricted Subsidiary pursuant to Section 1.6.
     “Secured Obligations” means, collectively, the Obligations and all liabilities and obligations of the Borrower or any Restricted Subsidiary arising under any Hedging Agreement now or hereafter existing between or among the Borrower or any Restricted Subsidiary and any Lender or any Affiliate of any Lender.
     “Security Agreement” means (a) each amended and restated Security Agreement dated as of the date hereof in favor of the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit I, and (b) each other security agreement (which shall also be substantially in the form of Exhibit I) in favor of the Administrative Agent on behalf of the Lender delivered in accordance with this Agreement.
     “Security Documents” means the instruments listed in the Security Schedule and any other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Person to the Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of all or any part of the Secured Obligations.
     “Security Schedule” means Schedule 4.1 hereto.
     “Shareholders’ Equity” means, as of any date of determination for the Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

     “Stone Energy Shares” means the 3,797,069 shares of common stock of Stone Energy Corporation held by Borrower as of the Closing Date.
     “Subordination Agreement” means the Third Amended and Restated Intercompany Subordination Agreement dated the date hereof and substantially in the form of Exhibit G, as the same may be amended, modified, supplemented or restated from time to time.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Type” means with respect to a Loan, its character as a Base Rate Loan or a LIBO Rate Loan.
     “Unreimbursed Amount” has the meaning set forth in Section 2.3.3(i).
     “Unrestricted Subsidiary” means (a) so long as it otherwise constitutes a Subsidiary, CAM, and (b) each other Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary in accordance with, and subject to the satisfaction of the conditions set forth in, Section 1.6.
     “Voting Percentage” means, as to any Non-Defaulting Lender, (a) at any time when the Commitments are in effect, the percentage of all Non-Defaulting Lenders’ Commitment Amounts (including such Non-Defaulting Lender) held by such Non-Defaulting Lender and (b) at any time after the termination of the Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount of such Non-Defaulting Lender’s Loans, plus (B) such Non-Defaulting Lender’s Percentage Share of the Outstanding Amount of L/C Obligations, then constitutes of (ii) the sum of Outstanding Amount of all Non-Defaulting Lenders’ Loans and L/C Obligations (including such Non-Defaulting Lender’s Loans and L/C Obligations).
     SECTION 1.2 Other Interpretive Provisions.
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (ii) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     (e) Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
     SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Audited Financial Statements, except as otherwise specifically prescribed herein.
     SECTION 1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     SECTION 1.5 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

     SECTION 1.6 Designation and Conversion of Restricted and Unrestricted Subsidiaries.
     (a) Unless designated in writing to the Administrative Agent by the Borrower and approved by the Administrative Agent and the Majority Lenders in accordance with clause (b) below, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries (whether by formation, acquisition or merger) shall be classified as a Restricted Subsidiary; provided, however, that CAM shall be classified and designated as an Unrestricted Subsidiary.
     (b) Any Subsidiary of the Borrower (including a newly formed or newly acquired Subsidiary) may be designated (or redesignated) as an Unrestricted Subsidiary if (i) the Administrative Agent shall have received (1) a written request from the Borrower specifying the applicable Subsidiary and such other information as the Administrative Agent may reasonably request, (2) the written consent of the Administrative Agent and the Majority Lenders approving such designation, and (3) a certificate of a Responsible Officer of the Borrower certifying that no Default or Event of Default shall then exist or would result from such designation (after giving effect to such designation), and (ii) such designation is deemed to be an Investment in an amount equal to the fair market value of Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted under Section 7.2 to be made at the time of such designation. Except as provided in this Section 1.6(b), no Subsidiary may be designated (and no Restricted Subsidiary may be redesignated) as an Unrestricted Subsidiary.
     (c) Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default or Event of Default then exists or would result from such redesignation (after giving effect to such redesignation), and (iii) the Borrower complies, or causes such Subsidiary to comply, with the requirements of Sections 6.16 and 6.18.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     SECTION 2.1 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the lesser of (x) such Lender’s Percentage Share of the aggregate amount of the Loans requested by the Borrower on such day and (y) such Lender’s Commitment Amount; provided, however, that after giving effect to any borrowing, (i) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the lesser of (A) the Aggregate Commitments on such date and (B) the Borrowing Base then in effect, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Percentage Share of the Outstanding Amount of all L/C Obligations shall not exceed the lesser of such Lender’s Commitment Amount or such Lender’s Percentage Share of the Borrowing Base. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.1, prepay under Section 2.4 and reborrow under this Section 2.1.
     SECTION 2.2 Borrowings, Conversions and Continuations of Loans.
     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable prior written notice to the Administrative Agent in the form of a Notice of Advance. Each such notice must be received by the Administrative Agent not later than 12:00 p.m., central time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Notice of Advance shall be appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Notice of Advance shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Notice of Advance or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Notice of Advance, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Notice of Advance, the Administrative Agent shall promptly notify each Lender of its Percentage Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. central time, on the Business Day specified in the applicable Notice of Advance. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such

L/C Borrowings, and second, to the Borrower as provided above. Unless the Administrative Agent shall have received prompt notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s Loans, the Administrative Agent may in its discretion assume that such Lender has made such Loans available to the Administrative Agent in accordance with this section and the Administrative Agent may if it chooses, in reliance upon such assumption, make such Loan available to the Borrower. If and to the extent such Lender shall not so make its Loan available to the Administrative Agent, such Lender and the Borrower severally agree to pay or repay to the Administrative Agent within two Business Days after demand the amount of such Loan together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, to be calculated as to such Lender at the Federal Funds Rate, and to be calculated as to the Borrower at the interest rate applicable at the time to the other Loans made on such date. If any Lender fails to make such payment to the Administrative Agent within such two Business Day period, such Lender shall in addition to such amount pay interest thereon, for each day from the date such Loan is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent, at the interest rate applicable at the time to the other Loans made on such date. The failure of any Lender to make any Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make its Loan, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
     (c) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of the Interest Period for such LIBO Rate Loan. During the existence of a Default, Event of Default or Borrowing Base Deficiency, no Loans may be requested as, converted to or continued as LIBO Rate Loans.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any LIBO Rate Loan upon determination of such interest rate. The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) LIBO Interest Periods in effect with respect to Loans.
     SECTION 2.3 Letters of Credit.
     2.3.1 The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the Issuing Bank agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Availability Expiration Date, to issue Letters of Credit for the account of the Borrower and in the name of the Borrower or any of its Restricted Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection 2.3.2 below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the Issuing Bank shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (w) with respect to any renewal, extension or amendment to any previously issued Letter of Credit, the Restricted Subsidiary in whose name such Letter of Credit was originally issued (or was most recently renewed, extended or amended, if applicable) has become, or been redesignated as, an Unrestricted Subsidiary, (x) the Outstanding Amount of all L/C Obligations and all Loans would exceed the lesser of (A) the Aggregate Commitments on such date and (B) the Borrowing Base then in effect, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Percentage Share of the Outstanding Amount of all L/C Obligations would exceed the lesser of (A) such Lender’s Commitment Amount or (B) such Lender’s Percentage Share of the Borrowing Base then in effect, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
          (ii) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:
     (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Majority Lenders acting in their sole discretion have approved in writing such expiry date;
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Availability Expiration Date, unless all the Lenders acting in their sole discretion have approved in writing such expiry date;
     (C) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank;
     (D) such Letter of Credit is in a face amount less than $100,000, or denominated in a currency other than Dollars, unless all the Lenders acting in their sole discretion have approved in writing the issuance of Letters of Credit denominated in a currency other than Dollars; or
     (E) such Letter of Credit is to be used directly or indirectly to assure payment of or otherwise support any Person’s Indebtedness for borrowed money;

     (F) the issuance of such Letter of Credit is not in compliance with all applicable governmental restrictions, policies, and guidelines (whether or not having the force of law) or it subjects the Issuing Bank to any cost not anticipated by the Issuing Bank on the date hereof;
     (G) the form and terms of such Letter of Credit are not acceptable to the Administrative Agent and Issuing Bank in their sole and absolute discretion; and
     (H) any other condition in this Agreement to the issuance of such Letter of Credit has not been satisfied.
     (iii) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     2.3.2 Procedures for Issuance and Amendment of Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 12:00 p.m., central time at least two Business Days (or such later date and time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the Issuing Bank may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to and hereby does, purchase from the Issuing Bank a participation in such Letter of Credit in an amount equal to the product of such Lender’s Percentage Share times the amount of such Letter of Credit.
     2.3.3 Drawings and Reimbursements; Funding of Participations.
     (i) Upon any drawing under any Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 p.m., central time, on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Percentage Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base then in effect and the conditions set forth in Section 4.2 (other than the delivery of a Notice of Advance). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.3.3(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender (including the Lender acting as Issuing Bank) shall upon any notice from the Administrative Agent pursuant to Section 2.3.3(i) make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Office in an amount equal to such Lender’s Percentage Share of the Unreimbursed Amount not later than 1:00 p.m., central time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3.3(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to

Section 2.3.3(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.3.3.
     (iv) Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.3.3 to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Percentage Share of such amount shall be solely for the account of the Issuing Bank.
     (v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3.3 by the time specified in Section 2.3.3(ii), the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to (1) for the first two Business Days immediately following the date such payment is required, the Federal Funds Rate from time to time in effect, and (2) for each day thereafter, the Base Rate from time to time in effect. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     2.3.4 Repayment of Participations.
     (i) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3.3, if the Administrative Agent receives for the account of the Issuing Bank any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Percentage Share thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.3.3 is required to be returned, each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Percentage Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to (1) with respect to the first two Business Days immediately following such demand, the Federal Funds Rate from time to time in effect, and (2) with respect to each day thereafter, the Base Rate from time to time in effect.
     2.3.5 Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

     2.3.6 Role of Issuing Bank; Indemnity. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3.5. The Borrower agrees to hold Issuing Bank and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ISSUING BANK OR ANY LENDER, provided only that the Issuing Bank or such Lender shall not be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct as determined in a final judgment. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. If any Letter of Credit provides that it is transferable, the Issuing Bank shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall the Issuing Bank be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by the Issuing Bank to any purported transferee or transferees as determined by the Issuing Bank is hereby authorized and approved, and the Borrower further agrees to hold the Issuing Bank and each Lender harmless and indemnified against any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY THE ISSUING BANK OR ANY LENDER, provided only that the Issuing Bank or such Lender shall not be entitled to indemnification for that portion, if any, of any liability or claim which is caused by its own individual gross negligence or willful misconduct. All of Borrower’s Obligations under this Section 2.3.6 shall survive termination of the Commitments or of this Agreement and repayment in full of the Obligations.
     2.3.7 Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the

“International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.
     2.3.8 Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage Share a Letter of Credit fee for each Letter of Credit equal to the LIBOR Spread then in effect with respect to Loans after giving effect to the L/C Obligations incurred with respect to such Letter of Credit times the actual daily maximum amount available to be drawn under such Letter of Credit. Such fee for each Letter of Credit shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Availability Expiration Date. If there is any change in the LIBOR Spread during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the LIBOR Spread with respect to Letters of Credit separately for each period during such quarter that such LIBOR Spread was in effect.
     2.3.9 Letter of Credit Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the Issuing Bank for its own account a fronting fee in an amount equal to 0.1875% per annum on the daily maximum amount available to be drawn thereunder, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Availability Expiration Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     2.3.10 Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
     2.3.11 L/C Collateral.
     (a) L/C Obligations in Excess of Borrowing Base. (i) If, after the making of all mandatory prepayments required under Section 2.4.2, the aggregate amount of all Loans outstanding plus all L/C Obligations outstanding excluding L/C Obligations secured by cash collateral pursuant to this Section 2.3.11 will exceed the Borrowing Base, then the Borrower will immediately pay to the Issuing Bank an amount in cash equal to such excess, or (ii) should any L/C Obligations remain outstanding on the Maturity Date, then the Borrower will immediately pay the Issuing Bank an amount in cash equal to the aggregate amount of such Issuing Bank’s

L/C Obligations. The Issuing Bank will hold such amount as security for the remaining L/C Obligations (“L/C Collateral”) until such L/C Obligations become Matured L/C Obligations, at which time such L/C Collateral may be applied to such Matured L/C Obligations. Neither this subsection nor the following subsection shall, however, limit or impair any rights which the Issuing Bank may have under any other document or agreement relating to any Letter of Credit or L/C Obligation, including any Letter of Credit Application, or any rights which the Issuing Bank or Lenders may have to otherwise apply any payments by the Borrower and L/C Collateral under Section 2.3.11.
     (b) Acceleration of L/C Obligations. If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.2 then, unless the Majority Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by the Majority Lenders at any time), all L/C Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and the Borrower shall be obligated to pay to the Issuing Bank immediately an amount equal to the aggregate L/C Obligations which are then outstanding. All amounts so paid shall first be applied to Matured L/C Obligations and then held by the Issuing Bank as L/C Collateral until such L/C Obligations become Matured L/C Obligations, at which time such L/C Collateral shall be applied to such Matured L/C Obligations.
     (c) Investment of L/C Collateral. Pending application thereof, all L/C Collateral shall be invested by the Issuing Bank in such blocked account as the Issuing Bank may choose in its sole discretion reasonably exercised. All interest on such investments shall be reinvested or applied to Matured L/C Obligations. When all Obligations have been satisfied in full, including all L/C Obligations, all Letters of Credit have expired or been terminated, and all of the Borrower’s reimbursement obligations in connection therewith have been satisfied in full, the Issuing Bank shall release any remaining L/C Collateral. The Borrower hereby assigns and grants to the Issuing Bank a continuing security interest in all L/C Collateral paid by it to the Issuing Bank, all investments purchased with such L/C Collateral, and all proceeds thereof to secure its Matured L/C Obligations and its Obligations under this Agreement, the Notes, and the other Loan Documents, and the Borrower agrees that such L/C Collateral and investments shall be subject to all of the terms and conditions of the Borrower’s Security Agreement. The Borrower further agrees that the Issuing Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of New York with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.
     2.3.12 Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by the Issuing Bank to the Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.
     SECTION 2.4 Prepayments.
     2.4.1 Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m., central time, (A) three Business Days prior to any date of prepayment of LIBO Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Percentage Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.5. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Percentage Shares, provided that at the Borrower’s election in connection with any prepayment pursuant to this Section 2.4.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.
     2.4.2 Mandatory Prepayments. The Borrower shall make the following prepayments of the Loans:
     (i) Outstandings Exceed Commitments. If for any reason the Outstanding Amount of all Loans and L/C Obligations at any time exceeds the Aggregate Commitments then in effect, the Borrower shall first immediately prepay Loans and second following repayment of the Loans, Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.
     (ii) Borrowing Base Deficiency.
     (A) If at any time the aggregate unpaid principal balance of the Loans plus the aggregate amount of L/C Obligations exceeds the Borrowing Base (a “Borrowing Base Deficiency”), the Borrower shall, within thirty (30) days after the Administrative Agent sends written notice of such fact to the Borrower, (1) prepay the principal of the Loans (and, upon prepayment of all Loans, shall, to the extent required, provide L/C Collateral as set forth in Section 2.3.11) in an aggregate amount at least equal to such Borrowing Base Deficiency (in this section, a “Mandatory Prepayment Amount”), or (2) give notice to the Administrative Agent electing to prepay such Mandatory Prepayment Amount in six (6) (or fewer) monthly installments. Each such installment shall equal or exceed one-sixth of such Borrowing Base Deficiency; the first such installment shall be paid within thirty (30) days of the giving of such notice of the Borrowing Base Deficiency by the Administrative Agent to the Borrower and the five (or fewer) subsequent installments shall be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated.
     (B) If (1) at any time during the existence or continuation of a Borrowing Base Deficiency, the Borrower or any Guarantor makes a Disposition of assets (other than those described in clauses (a) through (d)

of Section 7.5 hereof), or (2) a Disposition of assets included in the Borrowing Base results in a reduction of the Borrowing Base in accordance with Section 7.5(e) such that a Borrowing Base Deficiency occurs, then, in either case, the Borrower shall, or shall cause such Guarantor to, use the Net Sale Proceeds from such Disposition (whether or not such assets are included in the Borrowing Base) to prepay the Loans and, upon prepayment of all Loans, shall provide L/C Collateral as set forth in Section 2.3.11, within one (1) Business Day of such Disposition in an amount equal to 100% of the Borrowing Base Deficiency then existing or occurring as a result of such disposition. Application of such Net Sale Proceeds shall be applied to the principal amount of the Loans until the Loans are paid in full and then shall be held as L/C Collateral in an amount equal to the aggregate amount of L/C Obligations pursuant to Section 2.3.11.
     (C) If, as a result of a reduction in the Borrowing Base pursuant to Section 2.8(d)(ii), a Borrowing Base Deficiency results, then the Borrower shall prepay the Loans and, upon prepayment of all Loans, shall provide L/C Collateral as set forth in Section 2.3.11, within three (3) Business Days of the receipt of the proceeds of the Permitted Additional Notes in an amount equal to 100% of the Borrowing Base Deficiency then existing or occurring as a result of such issuance. Application of such proceeds shall be applied to the principal amount of the Loans until the Loans are paid in full and then shall be held as L/C Collateral in an amount equal to the aggregate amount of L/C Obligations pursuant to Section 2.3.11.
     SECTION 2.5 Reduction or Termination of Commitments and Maximum Loan Amount. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments and the Maximum Loan Amount, or permanently reduce the Aggregate Commitments and the Maximum Loan Amount to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m., central time three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments and the Maximum Loan Amount. Once reduced in accordance with this Section, the Commitments may not be increased except in accordance with Section 2.15. Any reduction of the Aggregate Commitments shall be applied to the Commitment Amount of each Lender according to its Percentage Share. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     SECTION 2.6 Repayment of Loans. The Borrower hereby promises to repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

     SECTION 2.7 Initial Borrowing Base. On any date during the period from the Closing Date until the Borrowing Base is redetermined in accordance with this Agreement, the Borrowing Base shall be an amount equal to $500,000,000.
     SECTION 2.8 Subsequent Determinations of Borrowing Base.
     (a) The Borrowing Base shall be redetermined semiannually on or about May 1st and November 1st of each year (commencing May 1, 2011) as provided in this Section. The Borrower shall furnish to the Administrative Agent and each Lender all information, reports and data that the Administrative Agent has then reasonably requested concerning the Borrower’s and the Guarantors’ businesses and properties (including Borrower’s and the Guarantors’ Oil and Gas Properties and interests and the reserves and production relating thereto), together with (and by the date required for) any Engineering Report described in Section 6.2(g), if an Engineering Report is then due. Within thirty (30) days after receiving such information, reports and data, or as promptly thereafter as practicable, the Administrative Agent shall recommend a redetermined Borrowing Base to the Lenders. Such recommended Borrowing Base shall become effective upon the receipt by the Administrative Agent of the approval of the Required Borrowing Base Lenders. The failure of a Lender to respond or object to the recommended Borrowing Base within fifteen (15) days after notice thereof is given to such Lender by the Administrative Agent shall be deemed an acceptance and approval of such recommended Borrowing Base by such Lender. If such recommended Borrowing Base is not approved by Required Borrowing Base Lenders within fifteen (15) days after the Administrative Agent submits the recommended Borrowing Base to the Lenders, then each Lender shall submit in writing to the Administrative Agent, on or within fifteen (15) days after the Administrative Agent notifies the Lenders that the Lenders have not approved any such recommended Borrowing Base, such Lender’s determination of the redetermined Borrowing Base; in such case, the redetermined Borrowing Base shall be the highest amount approved by the Required Borrowing Base Lenders. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, WITHOUT THE PRIOR WRITTEN APPROVAL OF ALL OF THE LENDERS, SUCH APPROVAL TO BE IN EACH LENDER’S SOLE DISCRETION, THE REDETERMINED BORROWING BASE SHALL NOT BE INCREASED ABOVE THE AMOUNT OF THE BORROWING BASE IN EFFECT IMMEDIATELY PRIOR TO SUCH REDETERMINATION. The Administrative Agent shall by notice to the Borrower and the Lenders designate the amount of the Borrowing Base (determined by the Required Borrowing Base Lenders or all of the Lenders, as applicable, in accordance with the foregoing procedures) available to the Borrower hereunder, which designation shall take effect immediately on the date such notice is sent and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. If the Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this section, the Administrative Agent may nonetheless designate the Borrowing Base at any amount which the Lenders determine, and may redesignate the Borrowing Base from time to time thereafter at any amount which all Lenders redetermine, until each Lender receives all such information, reports and data, whereupon Lenders shall designate a new Borrowing Base as described above. The Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value which they, in their sole discretion and in accordance with their respective normal practices and standards for oil and gas loans as such practices and standards exist at the particular time, assign to the various Oil and Gas Properties of the Borrower or the

Guarantors at the time in question and based upon such other factors (including without limitation the assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership of any of the Borrower or the Guarantors or any Subsidiary of any of the Borrower or the Guarantors) as they, in their sole discretion and in accordance with their respective normal practices and standards for oil and gas loans as such practices and standards exist at the particular time, deem significant. It is expressly understood that Lenders and the Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount, whether in relation to the Maximum Loan Amount or otherwise, and that the Lenders’ commitments to advance funds hereunder is determined by reference to the Borrowing Base from time to time in effect, which Borrowing Base shall be used for calculating commitment fees under Section 2.10(a). Additional redeterminations at the request of the Lenders, the Administrative Agent or the Borrower shall be subject to a $5,000 engineering fee payable by Borrower to the Administrative Agent for its own account.
     (b) The Borrower may include additional Oil and Gas Properties of the Borrower or the Guarantors acquired from time to time as Collateral for the Secured Obligations, which may then be included in the calculation of the Borrowing Base, by the Borrower or such Guarantor (A) giving written notice to the Administrative Agent of such properties to be included, (B) subjecting such properties to Liens securing the Secured Obligations (pursuant to Security Documents satisfactory to the Administrative Agent) if necessary to comply with the provisions of Section 6.16, (C) including such properties in an Engineering Report submitted to the Administrative Agent and (D) delivering to the Administrative Agent title opinions (or other title reports or title information acceptable to the Administrative Agent) covering at least 80% of the additional value of such properties addressed to the Administrative Agent for the benefit of the Lenders covering all of such properties and other legal opinions from counsel acceptable to the Administrative Agent, in its sole discretion, in form, scope and substance acceptable to the Administrative Agent opining favorably as to, among such other matters as may be required by the Administrative Agent, (1) the Borrower’s or the appropriate Guarantor’s ownership of such properties and (2) matters of the type covered by the opinions delivered pursuant to Section 4.1(a)(vi).
     (c) In addition to the redeterminations of the Borrowing Base required pursuant to Section 2.8(a), the Borrower and the Administrative Agent, at the request of the Required Borrowing Base Lenders, each shall have the right to request in its discretion a special redetermination of the Borrowing Base in its sole discretion at any time and from time to time but not more often than one (1) time each between any two consecutive scheduled redeterminations of the Borrowing Base. To request a special redetermination of the Borrowing Base, (i) if such request is made by the Borrower, the Borrower shall provide written notice of such special redetermination to the Administrative Agent specifying the date as of which the Borrowing Base is to be redetermined (which shall be not sooner than 30 days following the date of such notice) and (ii) if such request is made by the Required Borrowing Base Lenders, such Required Borrowing Base Lenders shall provide written notice of such special redetermination to the Administrative Agent and the Borrower. Any such special redetermination of the Borrowing Base shall be made by all of the Lenders or the Required Borrowing Base Lenders, as applicable, in their respective sole discretion based upon the most recent Engineering Report delivered to the Lenders by the Borrower pursuant to Section 6.2(g) or 6.2(h), as applicable, and such other information, reports and data as any Lender may reasonably request. Following receipt of a request for a special redetermination in accordance with this Section 2.8(c), the Borrowing Base shall be redetermined in accordance with the approval standards set forth in Section 2.8(a). If the special redetermination results in a decrease in the Borrowing Base such that a Borrowing Base Deficiency exists after giving effect to such redetermined Borrowing Base, the Borrower shall comply with Section 2.4.2(ii)(A).
     (d) In addition to the any scheduled determination or discretionary determination of the Borrowing Base,
     (i) the Borrowing Base shall be automatically reduced from time to time as set forth in Section 7.5(e); and
     (ii) if the Borrower shall issue any Permitted Additional Notes, then the Borrowing Base then in effect shall be reduced automatically by $0.25 for every $1 of the stated aggregate principal amount of such Permitted Additional Notes (without giving effect to any discounts) issued or incurred; provided, however, that if the Borrower delivers written notice to the Administrative Agent concurrently with the issuance of any Permitted Additional Notes that the Borrower intends to use all or a portion of the proceeds of such Permitted Additional Notes to call, redeem or repurchase 2004 Senior Notes within thirty (30) days of the issuance of such Permitted Additional Notes in accordance with Section 7.12(a), then the outstanding principal amount of 2004 Senior Notes to be called, redeemed or repurchased (together with any 2004 Senior Notes previously called, redeemed or repurchased prior to or after the Closing Date) shall be deducted from the stated aggregate principal amount of Permitted Additional Notes for purposes of the foregoing automatic Borrowing Base reduction; provided further that if the Borrower does not consummate the redemption or repurchase of the 2004 Senior Notes within such thirty (30) day period, the Borrowing Base shall be automatically reduced further by $0.25 for every $1 of the aggregate outstanding principal amount of 2004 Senior Notes.
     SECTION 2.9 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the LIBOR Spread; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Base Rate Spread.
     (b) (i) While any Event of Default exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate, and (ii) while any Borrowing Base Deficiency exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Borrowing Base Deficiency Rate, in each case, to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     SECTION 2.10 Fees. In addition to certain fees described in Sections 2.3.8 and 2.3.9:
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage Share, a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the lesser of the Aggregate Commitments and the Borrowing Base then in effect exceeds the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate with respect to commitment fees during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate with respect to commitment fees separately for each period during such quarter that such Commitment Fee Rate was in effect. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.
     (b) Arrangement and Agency Fees. The Borrower shall pay an arrangement fee to the Arranger for the Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, in the amounts and at the times specified in the letter agreement, dated November 30, 2010 (the “Agent and Arranger Fee Letter”), among the Borrower, the Arranger and the Administrative Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.
     SECTION 2.11 Computation of Interest and Fees. Computation of interest on Base Rate Loans and commitment fees shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.
     SECTION 2.12 Notes and Other Evidence of Debt.
     (a) Each Lender may record the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto on one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business or on one or more schedules to its Note (if applicable). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans and L/C Obligations.
     (b) If requested by a Lender, the obligation of the Borrower to repay to such Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single Note made by the Borrower in the amount of such Lender’s Commitment Amount payable to the order of such Lender, which Note shall be substantially in the form of Exhibit B with appropriate insertions.
     (c) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.
     SECTION 2.13 Payments Generally.
     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, central time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Percentage Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, central time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (c) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon (1) in respect of each of the first two Business Days from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect, and (2) in respect of each day after the first two Business Days from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Base Rate from time to time in effect; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to (1) for the first two Business Days of any Compensation Period, the Federal Funds Rate from time to time in effect, and (2) for each other day of any Compensation Period, the interest rate applicable to the applicable Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
     (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
     (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     SECTION 2.14 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
     SECTION 2.15 Increase in Commitment Amounts and Aggregate Commitments.
     (a) Upon prior notice to, and the written consent (which consent shall not be unreasonably withheld or delayed) of, the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, (i) request that the Lenders increase the Aggregate Commitments pro rata among the Lenders up to an amount not exceeding the Maximum Loan Amount or (ii) invite one or more Lenders to increase its respective Commitment Amount or one or more additional Eligible Assignees to become Lenders party to the Agreement, in each case so as to increase the Aggregate Commitments to an amount not exceeding the Maximum Loan Amount. Anything herein contained to the contrary notwithstanding, no Lender shall have any obligation whatsoever to increase its respective Commitment Amount hereunder. The consent of the Lenders shall not be required in order for one or more Lender to increase its Commitment Amount hereunder or for any Eligible Assignee to become a party to this Agreement pursuant to this Section 2.15.
     (b) If the Aggregate Commitments are increased in accordance with this Section 2.15, the Administrative Agent and the Borrower shall determine the effective date of such increase (the “Increase Effective Date”). The Administrative Agent and the Borrower shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date. Each existing Lender that increases its Commitment Amount and each additional Lender, if any, and the Borrower shall execute and deliver to the Administrative Agent (which the Administrative Agent shall also execute to acknowledge its acceptance thereof) an agreement substantially in the form of Exhibit J hereto (as applicable, an “Increasing/Additional Lender Agreement”). Upon receipt by the Administrative Agent of Increasing/Additional Lender Agreement from existing Lenders or additional Lenders (if any), as applicable, in an amount sufficient to effectuate the increase requested by the Borrower: (1) the Aggregate Commitments shall be increased, (2) the Administrative Agent shall amend and distribute to the Borrower and the Lenders a revised Schedule 2.1 of the Commitment Amounts and Percentage Shares of each Lender adding or amending, as applicable, the Commitment Amount and Percentage Share of any Lender executing the Increasing/Additional Lender Agreement and the revised Percentage Shares of the other Lenders, as applicable (which shall be deemed incorporated into this Agreement), (3) any additional Lender shall be deemed to be a party in all respects to this Agreement and the other Loan Documents to which the Lenders are party as of the Increase Effective Date and (4) upon the Increase Effective Date, any increasing or additional Lender party to the Increasing/Additional Lender Agreement shall purchase from each of the (other) Lenders party to the Agreement immediately prior to the Increase Effective Date a pro rata portion of the outstanding Loans (and participations L/C Obligations) of each such (other) Lender such that each Lender (including any additional Lender, if any) shall hold its respective Percentage Share of the outstanding Loans (and participations in L/C Obligations) as reflected in the revised Schedule 2.1 required by this Section 2.15, provided that the Borrower shall pay any amounts due under Section 3.5 to the extent that any such purchase gives rise to the costs indemnified thereby.
     (c) As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, (ii) including a Compliance Certificate demonstrating pro forma compliance with Section 7.13 after giving effect to such increase and (iii) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V are true and correct on and as of the Increase Effective Date and no Default or Event of Default exists. The Borrower shall execute and deliver (1) replacement Notes in accordance with Section 2.12 reflecting such Lender’s Commitment Amount, which Notes shall be dated as of the date of this Agreement and shall otherwise comply with the provisions of Section 2.12, and (2) if requested by the Administrative Agent in its sole discretion, amendments or supplements to any of the Security Documents as may be necessary or desirable to reflect the increase in the Aggregate Commitment Amount.
     (d) This Section shall supersede any provision in Section 10.1 to the contrary but shall be subject to Section 2.5.
     SECTION 2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

     (a) Commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a);
     (b) the Commitment and Outstanding Amount of all Loans and L/C Obligations of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Borrowing Base Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1); provided that (i) any waiver, amendment or modification requiring the consent of each affected Lender pursuant to Section 10.1(a), (b) or (c), shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the effective Commitment (i.e., the Percentage Share of an increased Borrowing Base) of a Defaulting Lender may not be increased without the consent of such Defaulting Lender;
     (c) if any L/C Obligations exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such L/C Obligations of such Defaulting Lender will, subject to the limitation in the first proviso below and subject to the requirement that there is no Default or Event of Default then existing at such time, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Voting Percentages; provided that (A) each Non-Defaulting Lender’s L/C Obligations plus the aggregate outstanding amount of the Loans of such Non-Defaulting Lender may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s L/C Obligations cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in this Section 2.16(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent Cash Collateralize such Defaulting Lender’s unreallocated portion of the L/C Obligations in accordance with the procedures set forth in Section 2.3.11 for so long as such L/C Obligations are outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to this Section 2.16(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.3.8 with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations is Cash Collateralized, (iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to this Section 2.16(c), then the Letter of Credit fees payable for the account of the Lenders pursuant to Section 2.3.8 shall be adjusted in accordance with such non-Defaulting Lenders’ Voting Percentages and the Borrower shall not be required to pay any Letter of Credit fees to the Defaulting Lender pursuant to Section 2.3.8 with respect to such Defaulting Lender’s L/C Obligations during the period that such Defaulting Lender’s L/C Obligations is reallocated, or

(v) if any Defaulting Lender’s L/C Obligations is neither Cash Collateralized nor reallocated pursuant to this Section 2.16(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit fees payable under Section 2.3.8 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Bank until such L/C Obligations is Cash Collateralized and/or reallocated;
     (d) the Issuing Bank will not be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the stated amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by L/C Collateral or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to the Issuing Bank;
     (e) The Borrower shall have the right to remove or replace a Defaulting Lender in accordance with Section 3.9 hereof; and
     (f) If the Borrower, the Administrative Agent and the Issuing Bank agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable L/C Collateral shall be promptly returned to the Borrower and any L/C Obligations of such Lender reallocated pursuant to Section 2.16(c) shall be reallocated back to such Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     SECTION 3.1 Taxes.
     (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.
     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.
     (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.1(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.
     SECTION 3.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. Each

Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
     SECTION 3.3 Inability to Determine Rates. If the Administrative Agent determines in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for such LIBO Rate Loan, or (c) the Adjusted LIBO Rate for such LIBO Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBO Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     SECTION 3.4 Increased Cost and Reduced Return; Capital Adequacy.
     (a) If any Lender determines that, as a result of the introduction of, or any change in, or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBO Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to LIBO Rate Loans, in the determination of the Adjusted LIBO Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.
     (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction. For the avoidance of doubt, “any Law” as used in the preceding sentence of this Section 3.4 shall specifically include any change after the date of this Agreement in the risk-based capital guidelines (including those in effect in the United States and any capital regulations promulgated by regulatory authorities outside the United States, including any transaction rules, each as amended) or any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline interpretation or direction (whether or not having the force of law) after the date of this Agreement that affects the amount of capital required or expected to be maintained by any Lender or the Issuing Bank or any Lending Office or any corporation controlling any Lender or the Issuing Bank.
     SECTION 3.5 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.9;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.
     SECTION 3.6 Matters Applicable to all Requests for Compensation.
     (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
     (b) Upon any Lender’s making a claim for compensation under Section 3.1 or 3.4, the Borrower may remove or replace such Lender in accordance with Section 3.9; provided that the Borrower shall have the right to replace such Lender only if they also replace any other Lender who has made or is making a similar claim for compensation under Section 3.1 or 3.4.

     SECTION 3.7 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and of this Agreement and payment in full of all the other Obligations.
     SECTION 3.8 Foreign Lenders. Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and, where applicable, entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that, where applicable, such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (ii) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.
     SECTION 3.9 Removal and Replacement of Lenders.
     (a) Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment (and Commitment Amount) (without payment of any assignment fee) pursuant to Section 10.7.2(a) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.6(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.1 or 3.4. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.5), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the Issuing Bank as may reasonably be required with respect to any continuing obligation to purchase participation interests in any L/C Obligations then outstanding, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Lender Assignment with respect to such Lender’s Commitment, Commitment Amount and outstanding Credit Extensions. The Administrative Agent shall distribute an amended Schedule 2.1, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitment Amounts and/or Percentage Shares resulting from any such removal or replacement.
     (b) In order to make all the Lenders’ interests in any outstanding Credit Extensions ratable in accordance with any revised Percentage Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Loans of all Lenders, together with any amounts due under Section 3.5. The Borrower may then request Loans from the Lenders in accordance with their revised Percentage Shares. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.
     (c) This section shall supersede any provision in Section 10.1 to the contrary.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     SECTION 4.1 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters or items specified in clause (v) or (vi) below with respect to which the Borrower has given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Closing Date), the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:
     (i) executed counterparts of this Agreement, an amended and restated Guaranty substantially in the form of Exhibit E from each of the Guarantors, the Third Amended and Restated Subordination Agreement substantially in the form of Exhibit G from each of the Guarantors, an amended and restated Security Agreement substantially in the form of Exhibit I from each of the Loan Parties, an amended and restated Pledge Agreement and Irrevocable Proxy substantially in the form of Exhibit H from each Loan Party (other than COGLA), and each Mortgage dated as of the date hereof and each of the Mortgage Amendments described in the Security Schedule, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower, and, in the case of the Security Documents, in form and in sufficient number of counterparts for the prompt completion of all recording and filing of the Security Documents as may be necessary or, in the opinion of the Administrative Agent, desirable to create or continue, as appropriate, a valid perfected first Lien against the collateral covered by such Security Documents, and together with stock certificates, membership interest certificates or such other certificated security as may be part of the collateral covered by the Security Documents and with stock powers or other transfer powers or instruments executed in blank for each such certificate, interest or security;
     (ii) Notes executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days prior to the Closing Date, each in a principal amount equal to such Lender’s Commitment Amount;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Loan Party’s Organization Documents (unless previously delivered pursuant to the Prior Credit Facility), certificates of good standing and/or qualification to engage in business and tax clearance certificates;
     (v) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.2(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Initial Audited Financial Statements that has or could be reasonably expected to have a Material Adverse Effect;
     (vi) an opinion of counsel to each Loan Party substantially in the form of Exhibits F-1, F-2, and F-3;
     (vii) [Reserved];
     (viii) a certificate of insurance of the Borrower and its Restricted Subsidiaries evidencing that the Borrower and its Restricted Subsidiaries are carrying insurance in accordance with Section 6.7 and that such insurance is in full force and effect;

     (ix) the Initial Engineering Report;
     (x) the Initial Audited Financial Statements;
     (xi) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2010 and the related unaudited consolidated statements of income and cash flows of the Borrower for the fiscal quarter ended September 30, 2010, all in form and substance satisfactory to the Administrative Agent;
     (xii) proper financing statements (form UCC-1) or amendments to existing financing statements (form UCC-3), as appropriate, to be filed on or promptly after the date of the initial Borrowing, and, in the case of form UCC-1, naming the Borrower as debtor and the Administrative Agent as secured party, describing all of the Collateral in which the Borrower has granted or purported to grant an interest, filed in the appropriate jurisdictions; proper financing statements (form UCC-1) or amendments to existing financing statements (form UCC-3), as appropriate, to be filed on or promptly after the date of the initial Borrowing, and, in the case of form UCC-1, naming one or more of the Guarantors as debtor(s) and the Administrative Agent as secured party, describing all of the Collateral in which the Guarantor or Guarantors have granted or purported to grant an interest, filed in the appropriate jurisdictions; together with copies of search reports in such jurisdictions as the Administrative Agent may reasonably request, listing all effective financing statements that name any of the Borrower or the Guarantors as debtor and any other documents or instruments as may be necessary or desirable (in the opinion of the Administrative Agent) to perfect or continue the perfection of the Administrative Agent’s interest in the Collateral; and
     (xiii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Issuing Bank or the Majority Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date pursuant to any of the Loan Documents shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all costs and expenses payable to the Administrative Agent pursuant to Section 10.4 to the extent invoiced prior to or on the Closing Date, plus such additional amounts of costs and expenses as shall constitute the Administrative Agent’s reasonable estimate of the costs and expenses described in Section 10.4 incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     SECTION 4.2 Conditions to all Credit Extensions. The obligation of each Lender to honor any Notice of Advance or Letter of Credit Application (other than a Notice of Advance requesting only a conversion of Loans to the other Type, or a continuation of Loans as the same Type) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower contained in Article V, or which are contained in any document furnished at any time under or in connection herewith,

shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
     (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.
     (c) The Administrative Agent or, if applicable, the Issuing Bank shall have received a Notice of Advance or Letter of Credit Application in accordance with the requirements hereof.
     (d) The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Majority Lenders reasonably may require.
     Each Notice of Advance or Letter of Credit Application (other than a Notice of Advance requesting only a conversion of Loans to the other Type or a continuation of Loans as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.2 have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     SECTION 5.1 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

     SECTION 5.3 Governmental Authorization; Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person or entity (including, without limitation, any creditor or stockholder of the Borrower or any Guarantor) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     SECTION 5.4 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.
     SECTION 5.5 Financial Statements; No Material Adverse Effect.
     (a) The Initial Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.
     (b) Since the date of the Initial Audited Financial Statements, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.
     SECTION 5.6 Litigation. Except as specifically disclosed in Schedule 5.6, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     SECTION 5.7 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     SECTION 5.8 Ownership of Property; Liens. The Borrower and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in,

all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.1.
     SECTION 5.9 Environmental Matters. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as would not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):
     (a) neither any property of any Loan Party or any Subsidiary, nor the operations conducted thereon violate any Environmental Laws;
     (b) without limitation of clause (a) above, no property of any Loan Party or any Subsidiary, nor the operations currently conducted thereon or, to the best knowledge of the Borrower, by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or, to the Borrower’s knowledge, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority or to any remedial obligations under Environmental Laws;
     (c) all notices, permits, licenses or similar authorizations, if any, required pursuant to Environmental Laws to be obtained or filed in connection with the operation or use of the property of any Loan Party and each Subsidiary have been duly obtained or filed, and the Loan Party and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;
     (d) all Hazardous Materials, solid waste, and oil and gas exploration and production wastes, if any, generated at the property of any Loan Party or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or, to the Borrower’s knowledge, threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;
     (e) the Loan Parties and their Subsidiaries have taken all steps reasonably necessary to determine and have determined that no Hazardous Materials, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any property of the Loan Parties or any Subsidiary except, in each case, in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment; and

     (f) none of the Loan Parties nor any Subsidiary has any known contingent liability in connection with any release or threatened release of any oil, Hazardous Materials or solid waste into the environment.
     SECTION 5.10 Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Restricted Subsidiaries operate.
     SECTION 5.11 Taxes. The Borrower, its Restricted Subsidiaries and each of the Borrower’s other Subsidiaries that is a member of Borrower’s consolidated U.S. federal income tax group, have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower, any Restricted Subsidiary or any of the Borrower’s other Subsidiaries that is a member of Borrower’s consolidated U.S. federal income tax group, that would, if made, have a Material Adverse Effect.
     SECTION 5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate of the Borrower has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for obtained with respect to any Pension Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%; (iii) neither the Borrower nor any ERISA Affiliate of the Borrower has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate of the Borrower has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability)

under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate of the Borrower has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     SECTION 5.13 Subsidiaries.
     (a) The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13. All Restricted Subsidiaries of Borrower are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and are duly qualified to do business in each jurisdiction where failure to so qualify would have an Material Adverse Effect. All outstanding shares of stock of each class of each Restricted Subsidiary of Borrower have been and will be validly issued and are and will be fully paid and nonassessable. Except as otherwise set forth on Schedule 5.13, all outstanding shares of stock of each class of each Restricted Subsidiary of Borrower are and will be owned, beneficially and of record, by Borrower or a wholly-owned Subsidiary of Borrower. All outstanding shares of stock of each class of each Restricted Subsidiary of Borrower, are and will be free and clear of any Liens (other than Liens permitted by Section 7.1).
     (b) Part (b) of Schedule 5.13 sets forth each of the Subsidiaries of the Borrower that shall have delivered a Guaranty on the Closing Date. Each such Guarantor is and will remain a wholly-owned Subsidiary of the Borrower.
     (c) The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (c) of Schedule 5.13.
     (d) Each reference to Schedule 5.13 herein shall mean such schedule as most recently supplemented in accordance with Section 6.2(b).
     SECTION 5.14 Margin Regulations; Investment Company Act.
     (a) Neither the Borrower nor any of its Subsidiaries is engaged, and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     (c) Neither the Borrower nor any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
     (d) The Borrower and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     SECTION 5.15 Disclosure. No statement, information, report, representation, or warranty made in writing by any Loan Party in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Loan Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower which has caused, or which likely would in the future in the reasonable judgment of the Borrower cause, a Material Adverse Effect (except for any economic conditions which affect generally the industry in which the Borrower and its Restricted Subsidiaries conduct business), that has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Lenders by or on behalf of the Borrower or any other Loan Party in connection with the transactions contemplated hereby.
     SECTION 5.16 Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
     SECTION 5.17 Direct Benefit. The Loans and Letters of Credit hereunder are for the direct benefit of the Borrower or one or more of the Restricted Subsidiaries of the Borrower, and the initial Loans and Letters of Credit hereunder are used to refinance and replace indebtedness owing, directly or indirectly, by the Borrower and certain of the Guarantors to the Lenders under the Prior Credit Facility. The Borrower and the Guarantors are engaged as an integrated group in the business of oil and gas exploration and related fields, and any benefits to the Borrower or any

Guarantor is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and the Guarantors is dependent upon the continued successful performance of the functions of the integrated group as a whole.
     SECTION 5.18 Solvency. Each of the following is true for the Borrower, each Guarantor and the Borrower and the Guarantors on a consolidated basis: (a) the fair saleable value of its or their property is (i) greater than the total amount of its liabilities (including contingent liabilities), and (ii) greater than the amount that would be required to pay its probable aggregate liability on its then existing debts as they become absolute and matured; (b) its or their property is not unreasonable in relation to its business or any contemplated or undertaken transaction; and (c) it or they do not intend to incur, or believe that it or they will incur, debts beyond its or their ability to pay such debts as they become due.
     SECTION 5.19 Indenture Debt Documents. Before and after giving effect to all the Credit Extensions contemplated hereunder, all representations and warranties of the Borrower or any Guarantor contained in any Indenture Debt Document are true and correct in all material respects (except to the extent such representations or warranties relate or refer to a specified, earlier date). Before and after giving effect to all the Credit Extensions contemplated hereunder, there is no event of default or event or condition that could become an event of default with notice or lapse of time or both, under the Indenture Debt Documents and each of the Indenture Debt Documents is in full force and effect.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.1, 6.2, 6.3 and 6.11) cause each of its Restricted Subsidiaries to:
     SECTION 6.1 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Majority Lenders:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Majority Lenders; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     SECTION 6.2 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Majority Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and, if the Borrower or any Subsidiary has (subject to the requirements and limitations of this Agreement and the other Loan Documents) formed or acquired a new Subsidiary or Disposed or dissolved a Subsidiary, or redesignated an Unrestricted Subsidiary as a Restricted Subsidiary or a Restricted Subsidiary as an Unrestricted Subsidiary (in each case, in accordance with Section 1.6), or made any additional equity investment in any Person or Disposed of any equity investment in any Person, in each case, since the date of the most recently delivered Subsidiary, a substitute (or supplement to) Schedule 5.13;
     (c) promptly after requested by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (e) upon the reasonable request of the Majority Lenders or the Administrative Agent, a schedule of all oil, gas, and other mineral production attributable to all material Oil and Gas Properties of the Borrower and the Guarantors, and in any event all such Oil and Gas Properties included in the Borrowing Base;

     (f) promptly, all title or other information received after the Closing Date by the Borrower or any Guarantor which discloses any material defect in the title to any material asset included in the Borrowing Base;
     (g) (A) as soon as available and in any event within 90 days after each January 1, commencing with January 1, 2011, an annual reserve report as of each such January 1 with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Borrower and the Guarantors prepared by an independent engineering firm of recognized standing acceptable to the Majority Lenders in accordance with accepted industry practices and otherwise acceptable and in form and substance satisfactory to the Majority Lenders, and including without limitation all assets included in the Borrowing Base, and (B) within 90 days after each July 1 commencing with July 1, 2011, a reserve report as of such July 1, with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Borrower and the Guarantors prepared by the Borrower in accordance with accepted industry practices and otherwise acceptable and in form and substance satisfactory to the Majority Lenders, and including without limitation all assets included in the Borrowing Base;
     (h) on or within 30 days after the request of the Administrative Agent or the Majority Lenders, in connection with a redetermination of the Borrowing Base permitted under Section 2.8 an updated reserve report with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Borrower and the Guarantors prepared by an independent engineering firm of recognized standing acceptable to the Majority Lenders in accordance with accepted industry practices and otherwise acceptable and in form and substance satisfactory to the Majority Lenders, and including without limitation all assets included in the Borrowing Base;
     (i) promptly, any management letter from the auditors for the Borrower or any Guarantor and all other information respecting the business, properties or the condition or operations, financial or otherwise, including, without limitation, geological and engineering data of the Borrower or an Guarantor and any title work with respect to any Oil and Gas Properties of the Borrower or any Guarantor as any Bank may from time to time reasonably request;
     (j) if requested by the Majority Lenders, title opinions (or other title reports or title information acceptable to the Majority Lenders) and other opinions of counsel, in each case in form and substance acceptable to the Majority Lenders, with respect to at least eighty (80%) percent of the value of the assets included in the Borrowing Base for which satisfactory title reports have not been previously delivered to the Administrative Agent, if any; and
     (k) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.
     SECTION 6.3 Notices. Promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default or Event of Default;
     (b) of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a

Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any of the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of any litigation, investigation or proceeding affecting any Loan Party in which the amount involved exceeds $10,000,000 or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect;
     (d) of the occurrence of any ERISA Event; and
     (e) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.
     SECTION 6.4 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     SECTION 6.5 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section 7.4 or 7.5; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     SECTION 6.6 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     SECTION 6.7 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
     SECTION 6.8 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.
     SECTION 6.9 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or its Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or any Subsidiary, as the case may be.
     SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     SECTION 6.11 Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to the Pension Funding Rules.
     SECTION 6.12 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital and other general corporate purposes, in each case, in compliance with, and not in contravention of, Section 7.11, any Law, any Loan Document, or any other Contractual Obligation.
     SECTION 6.13 Title Materials. Not later than ninety (90) days following the Closing Date, the Borrower agrees to deliver, or to cause to be delivered, to the Administrative Agent favorable title reports or other title materials (including, if reasonably requested by the Administrative Agent, title opinions) in form and substance satisfactory to the Administrative Agent with respect to such of Borrower’s and the Guarantor’s Oil and Gas Properties as the Administrative Agent shall reasonably determine or request and for which satisfactory title reports or other title materials have not been previously delivered to the Administrative Agent, if any, and demonstrating that the Borrower or a Guarantor, as applicable, has good and defensible title to such properties and interests that is at least equal to the interest included in the Initial Engineering Report, free and clear of all Liens (other than those permitted by Section 7.1) and covering such other matters as the Administrative Agent may reasonably request.
     SECTION 6.14 Additional Covenants Upon Issuance of Additional Permitted Notes or Permitted Refinancing Indebtedness. If the Borrower issues (or proposes to issue) any Additional Permitted Notes or any Permitted Refinancing Indebtedness under Section 7.3(f) hereof, the Borrower shall:
     (a) Deliver, or cause to be delivered, to the Administrative Agent not later than five (5) Business Days following the date on which any prospectus or offering memorandum prepared in connection therewith is delivered to the prospective or actual holders thereof, a final, true and correct copy of such prospectus or offering memorandum;
     (b) Deliver to the Administrative Agent not more than ten (10) Business Days after the date of issuance of any Permitted Additional Notes or any Permitted Refinancing Indebtedness, by the Borrower, a true and correct copy of the Indenture Debt Documents entered into by the Borrower or any other Loan Party in connection therewith;
     (c) Deliver to the Administrative Agent concurrently with the issuance of any Permitted Additional Notes or any Permitted Refinancing Indebtedness, a certificate of an Authorized Officer of the Borrower confirming such issuance and setting forth the aggregate principal amount of Permitted Additional Notes or any Permitted Refinancing Indebtedness issued; and
     (d) Deliver to the Administrative Agent and the Lenders promptly following any request from the Administrative Agent in its sole discretion, such other related materials evidencing the issuance of the Permitted Additional Notes or any Permitted Refinancing Indebtedness as the Administrative Agent or the Majority Lenders may reasonably request.
     SECTION 6.15 Additional Covenants. If at any time the Borrower shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the date hereof and all such instruments or agreements entered into after the date hereof, relating to or amending any terms or conditions applicable to any of its Indebtedness which includes covenants, terms, conditions or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Borrower shall promptly so advise the Administrative Agent and the Lenders. Thereupon, if the Administrative Agent shall request, upon notice to the Borrower, the Administrative Agent and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same covenants, terms, conditions and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent. In addition to the foregoing, any covenants, terms, conditions or defaults in any existing agreements or other documents evidencing or relating to any Indebtedness of the Borrower or any Guarantor (including without limitation the Indenture Debt Documents) not substantially provided for in this Agreement or more favorable to the holders of such Indebtedness, are hereby incorporated by reference into this Agreement to the same extent as if set forth fully herein, and no subsequent amendment, waiver or modification thereof shall affect any such covenants, terms, conditions or defaults as incorporated herein.
     SECTION 6.16 Security.
     (a) The Security. The Secured Obligations will be secured by the Security Documents listed in the Security Schedule and any additional Security Documents hereafter delivered by any Loan Party or any Affiliate of any Loan Party.
     (b) Agreement to Deliver Security Documents. The Borrower shall promptly deliver, and to cause each of the Guarantors to deliver, to further secure the Secured Obligations, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to the Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in (i) prior to the occurrence of a Default (A) at least eighty percent (80%) of the present value of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting proved reserves to which value is given in the determination of the then current Borrowing Base, (B) after the occurrence of a Default, at least ninety-five percent (95%) of the present value of the Borrower’s and the Guarantors’ Oil and Gas Properties, (ii) all of the equity interests of the Borrower or any Guarantor in any other Guarantor now owned or hereafter acquired by the Borrower or any Guarantor, and (iii) all property of the Borrower or any Guarantor of the type described in the Security Agreement attached hereto as Exhibit I. The Borrower also agrees to deliver, or to cause to be delivered, to the extent not already delivered, whenever requested by the Administrative Agent in its sole and absolute discretion (a) favorable title information (including, if reasonably requested by the Administrative Agent, title opinions) acceptable to the Administrative Agent with respect to the Borrower’s or any Guarantor’s Oil and Gas Properties constituting at least eighty percent (80%) of the present value, determined by the Lenders in their sole and absolute discretion and in accordance with their normal practices and standards for oil and gas loans as it exists at the particular time, of the Borrower’s and the Guarantors’ properties and demonstrating that the Borrower or a Guarantor, as applicable, have good and defensible title to such properties and interests, free and clear of all Liens (other than those permitted by Section 7.1) and covering such other matters as the Administrative Agent may reasonably request and (b) favorable opinions of counsel satisfactory to the Administrative Agent in its sole discretion opining that the forms of Mortgage are sufficient to create valid first deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in the Hydrocarbons attributable to such properties and interests and proceeds thereof. In addition and not by way of limitation of the foregoing, in the case of the Borrower or any Guarantor granting a Lien in favor of the Administrative Agent upon any assets having a present value in excess of $10,000,000 located in a new jurisdiction, the Borrower or Guarantor will at its own expense, obtain and furnish to the Administrative Agent all such opinions of legal counsel as the Administrative Agent may reasonably request in connection with any such security or instrument.
     (c) Perfection and Protection of Security Interests and Liens. In addition and not by way of limitation of the foregoing, the Borrower will from time to time deliver, or cause to be delivered, to the Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed (and executed and acknowledged when required) by the Borrower or appropriate Guarantor in form and substance satisfactory to the Administrative Agent, which the Administrative Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in the collateral securing any Secured Obligations. In addition to the foregoing, the Borrower hereby authorizes, and shall cause each Guarantor to authorize, the Administrative Agent, on behalf of the Issuing Bank and the Lenders, to file in the appropriate filing office pursuant to applicable Law such financing statements, assignments and continuation statements as the Administrative Agent shall deem necessary or desirable for the purpose of perfecting, confirming, or protecting any Liens or other rights in the collateral securing any Secured Obligations without the signature of the Borrower or any Guarantor.
     (d) Additional Restricted Subsidiaries. Within thirty (30) Business Days after the Borrower or any Loan Party creates, acquires or otherwise forms any other Material Subsidiary (other than a Subsidiary designated as an Unrestricted Subsidiary in accordance with Section 1.6(b)), the Borrower shall:
     (i) execute and deliver, or cause each such Loan Party owning any of the outstanding equity interests in such Material Subsidiary to execute and deliver, as applicable, to the Administrative Agent on behalf of the Lenders, a Pledge Agreement, or an amendment or supplement to an existing Pledge Agreement, if appropriate, pursuant to which all of the outstanding equity interests in such Material Subsidiary owned by the Borrower or such Loan Party shall be pledged to the Administrative Agent on behalf of the Lenders, together with any certificates representing all equity interests so pledged, if any, and for each such certificate representing shares of stock, a stock power executed in blank;
     (ii) cause such Material Subsidiary to execute and deliver to the Administrative Agent on behalf of the Lenders (i) a Guaranty, (ii) a ratification and acceptance of the Subordination Agreement, (iii) an agreement substantially similar to the Security Documents executed and delivered on the Closing Date and (iv) to the extent required by Section 6.16(b), a Mortgage as to all Oil and Gas Properties containing any proved Hydrocarbon reserves owned or leased by such Material Subsidiary;
     (iii) cause such Material Subsidiary to execute and deliver to the Administrative Agent on behalf of the Lenders and the Issuing Bank, or to authorize the Administrative Agent to file or record without such Material Subsidiary’s signature, appropriate financing statements covering the collateral of such Material Subsidiary described in the Security Documents required to be delivered pursuant to the foregoing clauses (i) or (ii);
     (iv) deliver or cause to be delivered to the Administrative Agent on behalf of the Lenders and the Issuing Bank all agreements, documents, instruments and other writings of the type described in Section 4.1(a)(iii), (iv) and (vi) with respect to such Material Subsidiary and opinions of counsel acceptable to the Administrative Agent and in form and substance satisfactory to the Administrative Agent covering the matters covered by the opinions delivered on the Closing Date with respect to such Material Subsidiary; and
     (v) deliver or cause to be delivered to the Administrative Agent on behalf of the Lenders all such information regarding the condition (financial or otherwise), business and operations of such Material Subsidiary as the Administrative Agent, or the Issuing Bank or any Lender through the Administrative Agent, may reasonably request.
     (e) Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, the Loan Parties are and will be assigning to the Administrative Agent, the Issuing Bank and the Lenders all of the “Production” (as defined therein) and the proceeds therefrom accruing to the properties covered thereby, so long as no Event of Default has occurred, the Loan Parties may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, the Administrative Agent, the Issuing Bank and the Lenders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by any Loan Party or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposeful or inadvertent, by the Administrative Agent, the Issuing Bank or the Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of its or their rights under the Security Documents, nor shall any release of any Production Proceeds by the Administrative Agent or Lenders to any Loan Party constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Administrative Agent, the Issuing Bank or the Lenders to collect other Production Proceeds thereafter.
     SECTION 6.17 [Intentionally Omitted].
     SECTION 6.18 Unrestricted Subsidiaries. The Borrower:
     (a) will cause the management, business and affairs of each of Borrower and its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, maintaining separate policies of insurance and by not permitting Properties of Borrower and its respective Subsidiaries to be commingled) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from Borrower and the Restricted Subsidiaries (except (i) with respect to the treatment for tax purposes of the Borrower or any Restricted Subsidiary holding any interest in an Unrestricted Subsidiary that is regarded as a partnership and (ii) for the common management/directorship between the Borrower and any Unrestricted Subsidiary);
     (b) except as permitted by Section 7.3(e), will not, and will not permit any of the Restricted Subsidiaries to, incur, assume or suffer to exist Guaranty Obligations or be or become liable for any Indebtedness of any Unrestricted Subsidiary; and
     (c) will not permit any Unrestricted Subsidiary to hold any equity interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.

ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, and the Borrower shall not permit any Restricted Subsidiary to, directly or indirectly:
     SECTION 7.1 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens existing pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.1 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.3(b);
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, operator’s, statutory, royalty owner’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and
     (h) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Restricted Subsidiary; provided that (i) such Liens, secure Indebtedness permitted by clause (e) of Section 7.3, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of any Borrower or any other Restricted Subsidiaries;
provided that this Section 7.1 shall not apply to, or limit Liens on, any Stone Energy Shares.
     SECTION 7.2 Investments. Make any Investments, except:
     (a) Investments other than those permitted by clauses (b) through (h) existing on the date hereof and listed on Schedule 7.2;
     (b) Investments held by the Borrower or such Restricted Subsidiary in the form of cash or cash equivalents;
     (c) advances to officers, directors and employees of the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed $50,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (d) Investments constituting (1) contributions of capital (but not loans or advances) made by the Borrower in any Guarantor or by any Guarantor in any other Guarantor, and (2) loans or advances by the Borrower to any Guarantor, provided that such Investment constituting a loan or advance shall be evidenced by a Pledged Note pledged to the Administrative Agent pursuant to a Pledge Agreement;
     (e) Guaranty Obligations permitted by Section 7.3;
     (f) Investments permitted by Section 7.4;
     (g) Investments in the Stone Energy Shares; and
     (h) Investments by the Borrower or any Guarantor in any other Person, provided that all such Investments made after the Closing Date do not exceed $25,000,000 in the aggregate at any time; provided that such Investment shall not violate Section 7.8 or Section 7.11, and provided, further, that the Borrower shall, or shall cause such other Person to, comply with the provisions of Section 6.16(d) in accordance therewith; and provided, further, that both before and after giving effect to such Investment (on a pro forma basis acceptable to the Administrative Agent) no Default or Event of Default shall have occurred and be continuing and all representations and warranties contained in Article V hereof shall be true and correct in all material respects as if made both immediately before and immediately after the time of such Investment.
     SECTION 7.3 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness outstanding on the date hereof and listed on Schedule 7.3 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing;
     (c) Guaranty Obligations of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Restricted Subsidiary provided all such Indebtedness shall be evidenced by Pledged Notes (as described in the Pledged Agreements) which shall have been pledged the Administrative Agent in accordance with the Pledge Agreements;
     (d) obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Hedging Agreement with any Lender or any Person with an investment grade debt rating acceptable to the Administrative Agent at the time such Hedging Agreement is entered into or any other Person acceptable to the Administrative Agent, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;” and (ii) such Hedging Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (e) Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, provided that such Indebtedness shall either be unsecured or secured only by Liens satisfying all of the conditions set forth in Section 7.1(h);
     (f) unsecured Indebtedness of Borrower (and related Guaranty Obligations of the Guarantors) outstanding under (i) the 2004 Senior Notes Indenture, provided that the aggregate principal amount of any Indebtedness outstanding thereunder shall not exceed $175,000,000 at any time, (ii) the 2009 Senior Notes, provided that the aggregate principal amount of any Indebtedness outstanding thereunder shall not exceed $300,000,000 at any time, (iii) any Permitted Additional Notes, provided that the aggregate principal amount of any Indebtedness outstanding thereunder shall not exceed $300,000,000 at any time, and (iv) any Permitted Refinancing Indebtedness;
     (g) Indebtedness constituting intercompany loans or advances owing by a Guarantor to the Borrower evidenced by a Pledged Note; and
     (h) Unsecured insurance premium financing in the ordinary course of business.
     SECTION 7.4 Fundamental Changes. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:
     (a) any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Restricted

Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Restricted Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and
     (b) any Restricted Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Restricted Subsidiary; provided that if the seller in such a transaction is a wholly-owned Restricted Subsidiary, then the purchaser must also be a wholly-owned Restricted Subsidiary.
     SECTION 7.5 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of property by any Restricted Subsidiary to the Borrower or to a wholly-owned Restricted Subsidiary;
     (d) Dispositions permitted by Section 7.4;
     (e) if no Default or Event of Default exists either before or after such Disposition or would result therefrom, Dispositions of Oil and Gas Properties constituting Proved Reserves included in the most recently delivered Engineering Report that, when aggregated with any other Disposition made pursuant to this Section 7.5(e) between the most recent and the next succeeding regularly schedule redeterminations of the Borrowing Base, have a fair market value not exceeding ten percent (10%) of the Borrowing Base in effect at the time of such Disposition, provided that, in connection with any such sales of assets included in the most recently delivered Engineering Report having a fair market value, when aggregated with any other Disposition made pursuant to this Section 7.5(e) between the most recent and the next succeeding regularly schedule redeterminations of the Borrowing Base, in excess of five percent (5%) of the Borrowing Base in effect at the time of such Disposition, the Borrowing Base shall automatically be reduced concurrently with such Disposition in an amount equal to such excess;
     (f) if no Default or Event of Default exists either before or after such Disposition or would result therefrom, Dispositions of Oil and Gas Properties that do not constitute Proved Reserves in the most recently delivered Engineering Report;
     (g) Dispositions of Oil and Gas Properties of the Borrower or its Restricted Subsidiaries located in the State of Mississippi in one or more transactions;
     (h) Dispositions of common stock of Stone Energy Corporation; and
     (i) if no Default or Event of Default exists either before or after such Disposition or would result therefrom, Dispositions of any other assets that are not Oil and Gas Properties,

provided that the aggregate fair market value of all such assets shall not exceed $25,000,000 in any calendar year;
provided, however, that any Disposition pursuant to this Section 7.5 (other than clauses (a) and (c)) shall be for fair market value.
     SECTION 7.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) each Restricted Subsidiary may make Restricted Payments, directly or indirectly, to the Borrower or a Guarantor;
     (b) Borrower may declare and make dividend payments or other distributions payable solely in the common stock of Borrower;
     (c) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and
     (d) other Restricted Payments that, when aggregated with all Optional Indebtedness Payments made pursuant to Section 7.12(b), if any, do not exceed $50,000,000 in aggregate amount during any calendar year; provided that both before and after giving effect to such Restricted Payment, as applicable, (on a pro forma basis acceptable to the Administrative Agent) no Default or Event of Default shall have occurred and be continuing and all representations and warranties contained in Article V hereof shall be true and correct in all material respects as if made at the time of such Restricted Payment;
provided, however, that notwithstanding the foregoing, no Restricted Payment (other than Restricted Payments pursuant to clause (a)) shall be made at any time when the Outstanding Amount exceeds, or would exceed after giving effect to any Credit Extension the proceeds of which are used (or are intended to be used) to fund any portion of such Restricted Payment, 80% of the Borrowing Base then in effect; and further provided, however, that the Borrower will not issue any Disqualified Stock.
     SECTION 7.7 ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “waived funding deficiency” (as defined in Section 412 of the Code), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.
     SECTION 7.8 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof.

     SECTION 7.9 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (including without limitation, the purchase from, sale to, or exchange of property with, or the rendering of any service by or from, any Affiliate), except in the ordinary course of, and pursuant to the reasonable requirements of, the Borrower’s or any Guarantor’s business and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor than would be obtained in a comparable arms-length transaction with a Person other than an Affiliate provided such transactions are otherwise permitted hereunder.
     SECTION 7.10 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement and the other Loan Documents) that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (b) any Restricted Subsidiary to Guarantee the Secured Obligations, or (c) the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, in each case, other than Contractual Obligations pursuant to the Indenture Debt Documents provided, however, that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of any Lien permitted under Section 7.1(h) solely to the extent any such negative pledge relates to the property encumbered by such Lien.
     SECTION 7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     SECTION 7.12 Payments and Modification of Indenture Debt Documents. Make, or permit any Restricted Subsidiary to make, any optional payment or prepayment of principal of, or make any payment of interest on, any Indebtedness under any Indenture Debt Document on any day other than the stated, scheduled date for such payment set forth in the documents and instruments memorializing such Indebtedness, or defease (whether a covenant defeasance, legal defeasance or other defeasance), prepay, redeem or repurchase any of Indebtedness under any Indenture Debt Document or enter into any agreement or arrangement providing for any defeasance of any kind of any Indebtedness under any Indenture Debt Document, or make any deposit for any of the foregoing purposes (all of the foregoing defined herein as “Optional Indebtedness Payments”), or amend or modify, or consent or agree to any amendment or modification of, any Indenture Debt Document, except:
     (a) the Borrower may call, redeem or repurchase 2004 Senior Notes at any time, provided that both before and after giving effect to any such call, redemption or repurchase no Default or Event of Default shall have occurred and be continuing and the Outstanding Amount shall not exceed, after giving effect to any Credit Extension the proceeds of which are used (or are intended to be used) to fund any portion of any such call, redemption or repurchase, 66.6% of the Borrowing Base then in effect (provided that, for the avoidance of doubt, the Borrower acknowledges that the Borrowing Base shall not be increased as result of any such call, redemption or repurchase except to the extent (if any) that the principal amount of the 2004 Senior Notes redeemed or repurchased with the proceeds of Permitted Additional Notes is netted against the principal amount of such Permitted Additional Notes for purposes of any reduction in the Borrowing Base pursuant to Section 2.8(d)(ii)); and
     (b) in addition to the actions permitted as provided in Section 7.12(a), other Optional Indebtedness Payments that, when aggregated with all Restricted Payments made pursuant to Section 7.6(d), if any, do not exceed $50,000,000 in aggregate amount during any calendar year, provided that both before and after giving effect to any such Optional Indebtedness Payment (on a pro forma basis acceptable to the Administrative Agent) no Default or Event of Default shall have occurred and be continuing and all representations and warranties contained in Article V hereof shall be true and correct in all material respects as if made at the time of the applicable Optional Indebtedness Payment, and further provided, that the Borrower shall not make any Optional Indebtedness Payments permitted above at any time when the Outstanding Amount exceeds, or would exceed after giving effect to any Credit Extension the proceeds of which are used (or are intended to be used) to fund any portion of any Optional Indebtedness Payments, 80% of the Borrowing Base then in effect.
     SECTION 7.13 Financial Covenants.
     (a) Minimum Tangible Net Worth. Permit or suffer the Consolidated Tangible Net Worth of Borrower and its Subsidiaries, at any time, to be less than the sum of (i) $625,000,000, plus (ii) 50% of Consolidated Net Income for each fiscal quarter, commencing with the fiscal quarter beginning October 1, 2010, and to be added as of the last day of such fiscal quarter (provided that if such Consolidated Net Income is negative in such fiscal quarter, the amount added pursuant to this clause (ii) shall be zero and shall not reduce the amount previously added pursuant to this clause (ii) for any other fiscal quarter), plus (iii) 75% of the net cash proceeds of any equity offering or other sale of capital stock of Borrower or any of its Restricted Subsidiaries, other than net cash proceeds in an aggregate amount per fiscal year not to exceed $5,000,000 received by Borrower in connection with the exercising of stock options; provided that for purposes of calculating Consolidated Tangible Net Worth and Consolidated Net Income, the Borrower shall exclude (x) any ceiling test write-down and impairment write-downs required by GAAP or by the Securities and Exchange Commission, (y) any non-cash charges or losses and any non-cash income or gains, in each case described in, and calculated pursuant to, Financial Accounting Standards Board Statements of Financial Accounting Standards Nos. 133 or 143, but shall expressly include any cash charges or payments in respect of the termination of any Hedging Agreement.
     (b) Current Ratio. Permit or suffer the ratio of (i) sum of Current Assets plus the unused availability under this Agreement, to (ii) Current Liabilities, to be less than 1.0 to 1.0 at any time; provided that the calculation of Current Assets and Current Liabilities for purposes of this Section 7.13(b) shall exclude any non-cash Current Assets and Current Liabilities, in each cased described in, and calculated pursuant to, Financial Accounting Standards Board Statements of Financial Accounting Standards Nos. 133 or 143, but shall expressly include any Current Assets or Current Liabilities in respect of, or arising from, the termination of any Hedging Agreement.
     SECTION 7.14 Limitation on Hedges. Enter into any commodity hedging or derivative transactions except Hedge Agreements related to bona fide hedging activities of the

Borrower or any of its Restricted Subsidiaries in an aggregate notional amount not to exceed, with respect to any future calendar quarter, 100% of the Borrower’s and its Restricted Subsidiaries’ projected production of oil (for oil related transactions) and 100% of the Borrower’s and its Restricted Subsidiaries’ projected production of natural gas (for natural gas related transactions), in each case, during such future calendar quarter from proved producing Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     SECTION 8.1 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower fails to pay within two (2) Business Days after the same becomes due any amount of principal of any Loan or any L/C Obligation, or any interest on any Loan or on any L/C Obligation, or any commitment fee or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.3, 6.5, 6.7, 6.10, 6.12, 6.13 or 6.16 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice to the Borrower; or
     (d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any certificate or document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or
     (e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation having an aggregate principal amount (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the actual giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or

     (f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Loan Party and the appointment continues undischarged or unstayed for 30 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 30 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Loan Party and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower or any Guarantor (i) one or more final judgments or orders for the payment of money which together with other such judgments or orders exceeds the aggregate amount of $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or would reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or
     (j) Event of Default Under Other Loan Document. Any event of default described in any Security Document or any other Loan Document shall have occurred and be continuing, or any material provision of any Security Agreement or any other Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Loan Party that is an obligor thereunder; or
     (k) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

     (l) Change of Control. There occurs any Change of Control with respect to any of the Borrower or any Restricted Subsidiary; or there occurs any “Change of Control Triggering Event” or any comparable event under any Indenture Debt Document; or
     (m) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect which Material Adverse Effect shall not have been cured within 30 days following notice from the Administrative Agent.
     SECTION 8.2 Remedies Upon Event of Default. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders,
     (a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Bank to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law, including, without limitation, the enforcement of the Administrative Agent’s and the Lenders’ rights either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any then outstanding Note or any Security Document or in aid of the exercise of any power granted in this Agreement or in any then outstanding Note or any Security Document;
provided, however, that upon the occurrence of any event specified in clause (f) of Section 8.1, the obligation of each Lender to make Loans and any obligation of the Issuing Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     SECTION 8.3 Distribution of Proceeds. All proceeds of any realization on the Collateral received by the Administrative Agent pursuant to the Security Documents or any payments on any of the liabilities secured by the Security Documents received by the Administrative Agent or any Lender upon and during the continuance of any Event of Default shall be allocated and distributed as follows (and with respect to any contingent obligation shall be held as cash collateral for application as follows):

     (a) First, to the payment of all costs and expenses, including without limitation all attorneys’ fees, of the Administrative Agent in connection with the enforcement of the Security Documents and otherwise administering this Agreement;
     (b) Second, to the payment of all costs, expenses and fees, including without limitation, commitment fees, letter of credit fees and attorneys’ fees, owing to the Issuing Bank and the Lenders pursuant to the Obligations on a pro rata basis in accordance with the Obligations consisting of fees, costs and expenses owing to the Issuing Bank and the Lenders under the Obligations for application to payment of such liabilities;
     (c) Third, to the Issuing Bank, the Lenders or any Affiliate of a Lender on a pro rata basis in accordance with (i) the Obligations consisting of interest and principal owing to the Lenders under the Obligations, (ii) any obligations owing to any Lender or any Affiliate of a Lender pursuant to any Hedging Agreement to which it is a party (whether pursuant to a termination thereof or otherwise) and (iii) any reimbursement obligations or other liabilities owing to the Issuing Bank or any Lender with respect to any Letter of Credit or any application for a Letter of Credit, for application to payment of such liabilities;
     (d) Fourth, to the payment of any and all other amounts owing to the Administrative Agent, the Issuing Bank and the Lenders on a pro rata basis in accordance with the total amount of such Indebtedness owing to each of the Lenders, for application to payment of such liabilities; and
     (e) Fifth, to the Borrower or such other Person as may be legally entitled thereto.
ARTICLE IX.
ADMINISTRATIVE AGENT
     SECTION 9.1 Appointment and Authorization of Administrative Agent.
     (a) Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims are hereby expressly waived by each Lender.
     (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Majority Lenders to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article IX included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.
     SECTION 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     SECTION 9.3 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, preliminary statement, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
     SECTION 9.4 Reliance by Administrative Agent.
     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Majority Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.
     (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
     SECTION 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Majority Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
     SECTION 9.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Restricted Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any

Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
     SECTION 9.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it (INCLUDING ANY AND ALL INDEMNIFIED LIABILITIES ARISING OUT OF, IN ANY WAY RELATING TO, OR RESULTING FROM SUCH AGENT-RELATED PARTY’S OWN NEGLIGENCE); provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.
     SECTION 9.8 Administrative Agent in its Individual Capacity. BMO and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though BMO were not the Administrative Agent or the Issuing Bank hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BMO or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, BMO shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Bank, and the terms “Lender” and “Lenders” include BMO in its individual capacity.
     SECTION 9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.
     SECTION 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Restricted Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 10.4 or 10.5) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Bank, as applicable, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 10.4 and 10.5. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.
     SECTION 9.11 Authority of Administrative Agent to Release Collateral Property and Liens.
     (a) Each Lender, on behalf of itself and each of such Lender’s Affiliates that is a counterparty to a Hedge Agreement with a Loan Party, and the Issuer hereby authorizes the Administrative Agent to release (and execute and deliver to the Borrower (or its designee), at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection therewith) any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all assets or properties retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.
     (b) Each Lender, for itself and on behalf of its Affiliates party to a Hedge Agreement with a Loan Party, irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any collateral: (i) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made), and payment in full of all Obligations (without regard to whether any obligations remain outstanding under any Hedging Agreement between a Lender or Affiliate of a Lender and any Loan Party); (ii) constituting Oil and Gas Property leased to the Borrower or any Loan Party under a lease that has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Loan Party to be, renewed or extended; or (iii) if approved, authorized or ratified in writing by the applicable Majority Lenders or all the Lenders, as the case may be, as required by Section 10.1. Upon the request of the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of collateral pursuant to this Section 9.11(b).
     SECTION 9.12 Other Agents; Lead Managers. None of the Lenders identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent” or “lead manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE X.
MISCELLANEOUS
     SECTION 10.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower and acknowledged and agreed by each other Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, and acknowledged and agreed by each other Loan Party and acknowledged by the Administrative Agent, do any of the following:
     (a) extend or increase the Commitment Amount of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2); or
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document; or
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial covenant used in determining the Base Rate Spread, LIBOR Spread or Commitment Fee Rate that would result in a reduction of any interest rate on any Loan; provided, however, that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate specified in Section 2.9(b); or
     (d) change the required approval level that is required for the Lenders or any of them to take any action hereunder or change the definition of “Majority Lenders” or “Required Borrowing Base Lenders”; or
     (e) increase the Borrowing Base (but subject to Section 2.16(b)), or take any other action which requires the signing of all the Lenders pursuant to the terms of this Agreement or of any other Loan Document, or change the Percentage Share of any Lender or Voting Percentage of any Non-Defaulting Lender; or
     (f) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all the Lenders; or
     (g) permit any termination, amendment, modification, waiver, or release of any Guaranty or any provision thereof; or

     (h) release all or substantially all collateral under any of the Security Documents, or permit any termination or release of any Security Document, provided that, notwithstanding the foregoing, the consent of the Lenders shall not be required for any release of any collateral under any of the Security Documents in connection with a Disposition by the Borrower or any Guarantor if such Disposition is permitted by Section 7.5; or
     (i) waive, amend or otherwise modify the provisions of Section 5.14(a) or Section 7.11, or any condition set forth therein;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Agent and Arranger Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
     SECTION 10.2 Notices and Other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.2; or, in the case of the Borrower, the Administrative Agent, or the Issuing Bank, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Issuing Bank. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent and the Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.2, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (c) Electronic Communications. Notices and other communications (including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”) to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (d) Electronic Distribution Platforms. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PARTIES (AS DEFINED IN SECTION 10.5) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE

RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     (e) Other Notices Effective. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
     (f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notice of Advances) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     SECTION 10.3 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     SECTION 10.4 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent, the Issuing Bank and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.
     SECTION 10.5 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, defend, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Credit Extension, or the relationship of any Loan Party, the Administrative Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action, litigation or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action, litigation or proceeding, in all cases, WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action, litigation or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.
     SECTION 10.6 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to (i) with respect to the first two Business Days following such demand, the Federal Funds Rate from time to time in effect, and (ii) with respect to each day thereafter, the Base Rate from time to time in effect.
     SECTION 10.7 Successors and Assigns; Assignments; Participations.
     10.7.1 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     10.7.2 Assignments.
     (a) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including in all instances for purposes of this subsection (a), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder, including as noted above, participations in L/C Obligations) subject to each such assignment, determined as of the date the Lender Assignment with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing and so long as in the case of Bank of Montreal, such Lender shall have been reduced to its “final hold amount” as described in the commitment letter referred to in the Agent and Arranger Fee Letter, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Borrowings on a non-pro rata basis, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Lender Assignment, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment, be released from its obligations under this Agreement (and, in the case of an Lender Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.7, 10.4 and 10.5). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.7.3 of this Section.

     (b) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Lender Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     10.7.3 Participations.
     (a) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, or (iii) release any Guarantor from the Guaranty. Subject to subsection (b) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.7.2 of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
     (b) A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.8 as though it were a Lender.
     10.7.4 Pledge of Lender’s Interest. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     10.7.5 Consent to Assignment. If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.7.2, the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.
     10.7.6 Definitions for Section 10.7. As used herein, the following terms have the following meanings:
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Bank, and provided that no Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     10.7.7 Assignment by BMO. Notwithstanding anything to the contrary contained herein, if at any time BMO assigns all of its Commitment and Loans pursuant to Section 10.7.2 above, BMO may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of BMO as Issuing Bank. BMO shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.3.3).
     SECTION 10.8 Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory or self-regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     SECTION 10.9 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided,however, that the failure to give such notice shall not affect the validity of such set-off and application.
     SECTION 10.10 Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower to each Lender and the Issuing Bank under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender or the Issuing Bank limiting rates of interest which may be charged or collected by such Lender or the Issuing Bank. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to a Lender or the Issuing Bank then, in that event, notwithstanding anything to the contrary in this Agreement, it is agreed as follows: (i) the provisions of this Section 10.10 shall govern and control; (ii) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by such Lender or the Issuing Bank shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to such Lender or the Issuing Bank herein called the “Highest Lawful Rate”), and any excess shall be credited to the Borrower by such Lender or the Issuing Bank (or, if such consideration shall have been paid in full, such excess promptly refunded to the Borrower); (iii) all sums paid, or agreed to be paid, to the Lender or the Issuing Bank for the use, forbearance and detention of the indebtedness of the Borrower to such Lender or the Issuing Bank hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (iv) if at any time the interest provided pursuant to Article II together with any other fees payable pursuant to this Agreement and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees to accrue to such Lender or the Issuing Bank pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender or the Issuing Bank pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement and such fees deemed to be interest equals the amount of interest which would have accrued to such Lender or the Issuing Bank if a varying rate per annum equal to the interest provided pursuant to Article II had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section 10.10. For purposes of Tex. Fin. Code Ann. Ch. 303, as amended, to the extent, if any, applicable to a Lender or the Issuing Bank, the Borrower agrees that the Highest Lawful Rate shall be the “weekly ceiling” as defined in said Article, provided that such Lender and the Issuing Bank may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws applicable to such Lender or such Issuer, as the case may be, if greater. Tex. Fin. Code Ann. Ch. 346 (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Notes.
     SECTION 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     SECTION 10.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     SECTION 10.13 Collateral Matters; Hedges.
     (a) The benefit of the Security Documents and the provisions of this Agreement and the other Loan Documents relating to the collateral shall also extend to, secure and be available on a pro rata basis (as set forth in Section 8.3 of this Agreement) to each Lender or Affiliate of a Lender that is a counterparty to a Hedging Agreement with the Borrower or any other Loan Party (including any Hedging Agreement in existence prior to the date hereof or prior to such Person or its Affiliate becoming a Lender) with respect to any obligations of the Borrower or any other Loan Party arising under such Hedging Agreement, but only with respect to any such Hedging Agreement, and the transactions thereunder, that were entered into while such Person or its Affiliate was a Lender or prior to such Person or its Affiliate becoming a Lender, until either (x) such obligations are paid in full or otherwise expire or are terminated or (y) the Security Documents are otherwise released in accordance with Section 9.11(b) or terminate; provided that with respect to any Hedging Agreement, or transaction thereunder, that remains secured after the counterparty thereto is no longer a Lender or an Affiliate of a Lender, the provisions of Article IX shall also continue to apply to such counterparty in consideration of its benefits hereunder and each such counterparty shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Article IX. Notwithstanding the foregoing, no Lender or Affiliate of a Lender (or former Lender or Affiliate of a former Lender) shall have any voting or consent right under this Agreement or any Security Document as a result of the existence of obligations owed to it under a Hedging Agreement that are secured by any Security Document.
     (b) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Borrower, the Administrative Agent, and each Lender, for itself and on behalf of its Affiliates party to a Hedging Agreement with the Borrower or any other Loan Party, hereby agrees that no Secured Party shall have any right individually to realize upon any of the collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Lenders and any other secured party in accordance with the terms hereof. By accepting the benefits of the Guaranties and the Liens granted pursuant to the Security Documents, each Affiliate of a Lender hereby agrees to the terms of this Section 10.13(b).
     SECTION 10.14 Renewal and Continuation of Prior Indebtedness. Upon the effectiveness of this Agreement, all of the Prior Indebtedness outstanding on such date shall hereby be restructured, rearranged, renewed, extended and continued as provided in this Agreement and all Loans outstanding under the Prior Credit Facility shall become Loans outstanding hereunder.
     In connection herewith, the Prior Lenders have sold, assigned, transferred and conveyed, and Lenders party to this Agreement have purchased and accepted, and hereby purchase and accept, so much of the Prior Indebtedness such that each Lender’s percentage of the loans and obligations outstanding pursuant to the Prior Credit Facility, as restructured, rearranged, renewed, extended and continued pursuant to this Agreement, shall be equal to such Lender’s Percentage Share upon the effectiveness of this Agreement. The Lenders acknowledge and agree that the assignment, transfer and conveyance of the Prior Indebtedness is without recourse to the Prior Lenders and without any warranties whatsoever by any Prior Lender.
     SECTION 10.15 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 10.16 Authorization to Release Subordinate Mortgages and Stone Energy Corporation Stock; Acknowledgement of Dissolution of Comstock Offshore LLC.
     (a) By executing this Agreement, each Lender hereby consents to the execution by the Administrative Agent and delivery to the Borrower or its designee one or more releases of any subordinate mortgages, deeds of trust, assignments, security agreements, financing statements and fixture filings heretofore delivered by a Guarantor in favor of the Borrower to secure any Indebtedness of such Guarantor owing to the Borrower that have been collaterally assigned to the Administrative Agent for the benefit of the Lenders and the other parties secured thereby and any Lien in favor of the Administrative Agent encumbering any capital stock of Stone Energy Corporation, together with any and all other documents or instruments of release with respect to the Liens evidenced thereby as the Administrative Agent shall determine are necessary or appropriate (in its sole discretion).
     (b) Inasmuch as all remaining assets and properties of Comstock Offshore LLC were transferred and conveyed to the Borrower and the Borrower caused to be filed Articles of Dissolution with the Secretary of State of Nevada on November 4, 2009, the Administrative Agent, each Lender and the Issuing Bank hereby acknowledges and agrees that Comstock Offshore LLC shall not be a guarantor for purposes of this Agreement or a party to any other Loan Document.
     SECTION 10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act.
     SECTION 10.18 Governing Law.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO

AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW); PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
     SECTION 10.19 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     SECTION 10.20 Consents to Renewals, Modifications and Other Actions and Events. This Agreement and all of the obligations of the Borrower hereunder shall remain in full force and effect without regard to and shall not be released, affected or impaired by: (a) any amendment, assignment, transfer, modification of or addition or supplement to the Lenders’ Obligations, this Agreement, any Note or any other Loan Document; (b) any extension, indulgence, increase in the Lenders’ Obligations or other action or inaction in respect of any of the Loan Documents or otherwise with respect to the Lenders’ Obligations, or any acceptance of security for, or guaranties of, any of the Lenders’ Obligations or Loan Documents, or any

surrender, release, exchange, impairment or alteration of any such security or guaranties including without limitation the failing to perfect a security interest in any such security or abstaining from taking advantage or of realizing upon any guaranties or upon any security interest in any such security; (c) any default by the Borrower under, or any lack of due execution, invalidity or unenforceability of, or any irregularity or other defect in, any of the Loan Documents; (d) any waiver by the Lenders or any other Person of any required performance or otherwise of any condition precedent or waiver of any requirement imposed by any of the Loan Documents, any guaranties or otherwise with respect to the Lenders’ Obligations; (e) any exercise or non-exercise of any right, remedy, power or privilege in respect of this Agreement or any of the other Loan Documents; (f) any sale, lease, transfer or other disposition of the assets of the Borrower or any consolidation or merger of the Borrower with or into any other Person, corporation, or entity, or any transfer or other disposition by the Borrower or any other holder of any shares of capital stock or other ownership interest of the Borrower; (g) any bankruptcy, insolvency, reorganization or similar proceedings involving or affecting the Borrower; (h) the release or discharge of the Borrower from the performance or observance of any agreement, covenant, term or condition under any of the Obligations or contained in any of the Loan Documents by operation of law; or (i) any other cause whether similar or dissimilar to the foregoing which, in the absence of this provision, would release, affect or impair the Obligations, covenants, agreements and duties of the Borrower hereunder, including without limitation any act or omission by the Administrative Agent, or the Lenders or any other Person which increases the scope of the Borrower’s risk; and in each case described in this paragraph whether or not the Borrower shall have notice or knowledge of any of the foregoing, each of which is specifically waived by the Borrower. The Borrower warrants to the Administrative Agent and the Lenders that it has adequate means to obtain from the Guarantors on a continuing basis information concerning the financial condition and other matters with respect to the Guarantors and it is not relying on the Administrative Agent or the Lenders to provide such information either now or in the future.
     SECTION 10.21 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMSTOCK RESOURCES, INC.
By:	/s/ ROLAND O. BURNS
	Name:	Roland O. Burns
	Title:	Chief Financial Officer

Third Amended and Restated
Credit Agreement

S — 1

BANK OF MONTREAL, as Administrative Agent and Issuing Bank and Lender
By:	/s/ JAMES DUCOTE
	Name:	James Ducote
	Title:	Director

Third Amended and Restated
Credit Agreement

S — 2

BANK OF AMERICA, N.A., as Syndication Agent and Lender
By:	/s/ CHRISTOPHER T. RENYL
	Name:	Christopher T. Renyl
	Title:	Vice President

Third Amended and Restated
Credit Agreement

S — 3

JPMORGAN CHASE BANK, N.A., as Co-Documentation Agent and Lender
By:	/s/ MARK E. OLSON
	Name:	Mark E. Olson
	Title:	Authorized Officer

Third Amended and Restated
Credit Agreement

S — 4

COMERICA BANK, as Co-Documentation Agent and Lender
By:	/s/ JAMES A. MORGAN
	Name:	James A. Morgan
	Title:	Vice President

Third Amended and Restated
Credit Agreement

S — 5

UNION BANK, N.A., as Co-Documentation Agent and Lender
By:	/s/ SEAN M. MURPHY
	Name:	Sean M. Murphy
	Title:	Senior Vice President

Third Amended and Restated
Credit Agreement

S — 6

REGIONS BANK, as Lender
By:	/s/ WILLIAM A. PHILIPP
	Name:	William A. Philipp
	Title:	Vice President

Third Amended and Restated
Credit Agreement

S — 7

BNP PARIBAS, as Lender
By:	/s/ EDWARD PAK
	Name:	Edward Pak
	Title:	Vice President

By:	/s/ COURTNEY KUBESCH
	Name:	Courtney Kubesch
	Title:	Vice President

Third Amended and Restated
Credit Agreement

S — 8

BANK OF SCOTLAND, as Lender
By:	/s/ JULIA R. FRANKLIN
	Name:	Julia R. Franklin
	Title:	Assistant Vice President

Third Amended and Restated
Credit Agreement

S — 9

CAPITAL ONE, N.A., as Lender
By:	/s/ NANCY M. MAK
	Name:	Nancy M. Mak
	Title:	Vice President

Third Amended and Restated
Credit Agreement

S — 10

THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ MARC GRAHAM
	Name:	Marc Graham
	Title:	Director

Third Amended and Restated
Credit Agreement

S — 11

COMPASS BANK, as Lender
By:	/s/ SPENCER STASNEY
	Name:	Spencer Stasney
	Title:	Vice President

Third Amended and Restated
Credit Agreement

S — 12

NATIXIS, as Lender
By:	/s/ DONOVAN C. BROUSSARD
	Name:	Donovan C. Broussard
	Title:	Managing Director

By:	/s/ LIANA TCHERNYSHEVA
	Name:	Liana Tchernysheva
	Title:	Director
Third Amended and Restated
Credit Agreement

S — 13

U.S. BANK NATIONAL ASSOCIATION, as Lender
By:	/s/ JUSTIN M. ALEXANDER
	Name:	Justin M. Alexander
	Title:	Vice President

Third Amended and Restated
Credit Agreement

S — 14

SUNTRUST BANK, as Lender
By:	/s/ GREGORY C. MAGNUSON
	Name:	Gregory C. Magnuson
	Title:	Vice President

Third Amended and Restated
Credit Agreement

S — 15

SCHEDULE 2.1
COMMITMENT AMOUNTS
AND PERCENTAGE SHARES

Lender	Commitment Amount	Percentage Share
Bank of Montreal	$63,000,000.00	8.400000000%
Bank of America, N.A.	$60,000,000.00	8.000000000%
JPMorgan Chase Bank, N.A.	$60,000,000.00	8.000000000%
Comerica Bank	$60,000,000.00	8.000000000%
Union Bank, N.A.	$60,000,000.00	8.000000000%
Regions Bank	$55,500,000.00	7.400000000%
BNP Paribas	$55,500,000.00	7.400000000%
Bank of Scotland	$55,500,000.00	7.400000000%
Capital One N.A.	$55,500,000.00	7.400000000%
The Bank of Nova Scotia	$45,000,000.00	6.000000000%
Compass Bank	$45,000,000.00	6.000000000%
Natixis	$45,000,000.00	6.000000000%
U.S. Bank National Association	$45,000,000.00	6.000000000%
SunTrust Bank	$45,000,000.00	6.000000000%
Total	$750,000,000.00	100.00000000%

Sch 2.1 — 1

SCHEDULE 4.1
SECURITY SCHEDULE
Sch 4.1 — 1

SCHEDULE 5.6
LITIGATION
Sch 5.6 — 1

SCHEDULE 5.13
SUBSIDIARIES
AND OTHER EQUITY INVESTMENTS
[MODIFIED BY SECOND AMENDMENT; SEE ATTACHMENT THERETO]
Part (a).       Subsidiaries.
Part (b).       Guarantors on the Closing Date.
Part (c).       Other Equity Investments.

Sch 5.13 — 1

SCHEDULE 7.1
EXISTING LIENS

Sch 7.10 — 1

SCHEDULE 7.2
EXISTING INVESTMENTS

Sch 7.10 — 2

SCHEDULE 7.3
EXISTING INDEBTEDNESS

Sch 7.10 — 3

SCHEDULE 7.10
PERMITTED RESTRICTIONS ON LIEN INCURRENCE
     Section 6.12 of the 2004 Senior Notes Indenture and Section 9.15 of the 2009 Senior Notes Indenture (collectively, the “Indentures”) provide that the Borrower shall not, and shall not permit any of the Loan Parties to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any “Lien” (as defined therein) of any kind, except for Permitted Liens (as defined therein), upon any of their respective properties, whether now owned or acquired after the date of the applicable Indenture or any income or profits therefrom, or assign or convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Indebtedness (as defined therein), the 2004 Senior Notes or the 2009 Senior Notes, as the case may be, are secured by a lien on such property or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the 2004 Senior Notes or the 2009 Senior Notes, as the case may be, are directly secured equally and ratably with the obligation or liability secured by such Lien.

Sch 7.10 — 4

SCHEDULE 10.2
EURODOLLAR AND DOMESTIC LENDING OFFICES,
ADDRESSES FOR NOTICES
COMSTOCK RESOURCES, INC.
5300 Town and Country Blvd., Suite 500
Frisco, TX 75034
Attention: Roland Burns
                 Chief Financial Officer
Telephone: (972) 668-8800
Facsimile: (972) 668-8822
Electronic Mail: rburns@comstockresources.com

Sch 10.2 — 1

BANK OF MONTREAL
Administrative Agent’s Office for Notices:

Bank of Montreal
700 Louisiana, Suite 4400
Houston, TX 77002
Attention: Joseph A. Bliss
Telephone: (713) 546-9735
Facsimile: (713) 223-4007
Electronic Mail: joe.bliss@bmo.com
Lender’s Lending Office For Requests of
Credit Extensions and Payments:

BMO Capital Markets Financing, Inc.
115 South LaSalle
Chicago, IL 60304
Attention: Carl Faming
Telephone: (312) 461-5322
Facsimile: (312) 750-3456
Harris Trust & Savings Bank
Chicago Branch
ABA#: 071 000288
For Further Credit to BMO Capital Markets Financing, Inc.
Chicago Branch
A/C# 1833201
Issuing Bank:

Bank of Montreal
700 Louisiana, Suite 4400
Houston, Texas 77002
Attention: Joseph A. Bliss
Telephone: (713) 546-9735
Facsimile: (713) 223-4007
Electronic Mail: joe.bliss@bmo.com

Sch 10.2 — 2

BANK OF AMERICA, N.A.
Address for Notices:
Bank of America, N.A.
100 Federal St.
MA5-100-09-01
Boston, MA 02110
Attention: Christopher Renyi
Telephone: (617) 434-2079
Facsimile: (617) 434-3652
Electronic Mail: christopher.t.renyi@baml.com
Back-up Name: Tessa Cox
Telephone: (617) 434-2482
Facsimile: (617) 434-0201
Electronic Mail: Tessa.cox@baml.com
Lending Office:
Bank of America, N.A.
1201 Main Street, 6th Floor
Dallas, Texas 75202
Attention: Glenda Bromley
Telephone: (214) 508-8807
Facsimile: (214) 508-8419
Electronic Mail: glenda.bromley@bankofamerica.com

Sch 10.2 — 3

JPMORGAN CHASE BANK, N.A.
Address for Notices:
JPMorgan Chase Bank, N.A.
1 Chase Tower
10 South Dearborn
IL1-0010
Chicago, IL 60603
Attention: Margaret Mamani
Telephone: (312) 732-7976
Facsimile: (312) 385-7098
Electronic Mail: margaret.m.mamani@jpmchase.com
Lending Office:
JPMorgan Chase Bank, N.A.
1 Chase Tower
10 South Dearborn
IL1-0010
Chicago, IL 60603

Sch 10.2 — 4

COMERICA BANK
Address for Notices:
Comerica Bank
1601 Elm Street, 2nd Floor
Dallas, Texas 75201
Attention: Peter L. Sefzik
Telephone: (214) 969-6538
Facsimile: (214) 969-6561
Electronic Mail: plsefzik@comerica.com
Lending Office:
Comerica Bank
Detroit, MI
Attention: Jeffrey L. Zelenka
Telephone: (734) 632-3052
Facsimile: (734) 632-2993
Electronic Mail: jeffrey_l_zelenka@comerica.com

Sch 10.2 — 5

UNION BANK, N.A.
Address for Notices:
Union Bank, N.A.
500 N. Akard, Suite 4200
Dallas, Texas 75201
Attention: Sean Murphy
                 Vice President
Telephone: (214) 922-4200
Direct: (214) 922-4208
Facsimile: (214) 922-4209
Electronic Mail: sean.murphy@uboc.com
Lending Office:
Union Bank, N.A.
1980 Saturn Street, Mail Code V01-120
Monterey Park, California 91755
Attention: Maria Suncin
Telephone: (323) 720-2870
Facsimile: (323) 720-2252 / 2251
Electronic Mail: maria.suncin@uboc.com

Sch 10.2 — 6

REGIONS BANK
Address for Notices:
Regions Bank
1020 Highland Colony Parkway, Suite 200
Ridgeland, MS 39157
Attention: William A. Philipp
Telephone: (601) 790-8229
Facsimile: (601) 790-8563
Electronic Mail: bill.philipp@regions.com
Lending Office:
Regions Bank
1020 Highland Colony Parkway, Suite 200
Ridgeland, MS 39157

Sch 10.2 — 7

BNP PARIBAS
Address for Notices and Lending Offices:
Attention:
Telephone:
Facsimile:
Electronic Mail:

Sch 10.2 — 8

BANK OF SCOTLAND
Address for Notices:
Bank of Scotland plc
1095 Avenue of the Americas
New York, NY 10036
Attention: Victoria McFadden/Sarah O’Connor
Assistant Vice President
Telephone: (212) 450-0876
Facsimile: (212) 479-2807
Electronic Mail: nanewyorklnbomgr@bankofscotlandusa.com or
victoria.mcfadden@us.lloydsbanking.com
Lending Office:
Bank of Scotland plc
1095 Avenue of the Americas
New York, NY 10036

Sch 10.2 — 9

CAPITAL ONE, NATIONAL ASSOCIATION
Address for Notices:
Capital One, N.A.
Energy Banking
5718 Westheimer, Suite 1430
Houston, TX 77057
Attention: Nancy Mak
Telephone: 713-435-5355
Facsimile: 713-435-7106
Electronic Mail: nancy.mak@capitalonebank.com
Lending Office:
Capital One, National Association
Energy Banking
5718 Westheimer, Suite 1430
Houston, TX 77057
Attention: Renee Hill
Telephone: 713-435-4554
Facsimile: 713-435-7106
Electronic Mail: Renee.hill@capitalonebank.com

Sch 10.2 — 10

THE BANK OF NOVA SCOTIA
Address for Notices:
The Bank of Nova Scotia
Houston Representative Office
700 Louisiana Street, Suite 1400
Houston, TX 77002
Attention: Michael Roberts
Telephone: (713) 759-3449
Facsimile: (713) 752-2425
Electronic Mail: Michael_Roberts@scotiacapital.com
Lending Office:
The Bank of Nova Scotia
711 Louisiana Street, Suite 1400
Houston, TX 77002

Sch 10.2 — 11

COMPASS BANK
Address for Notices:
Compass Bank
24 Greenway Plaza, Suite 1400A
Houston, TX 77046
Attention: Stacey R. Box
Telephone: (713) 993-8580
Facsimile: (713) 968-8292
Electronic Mail: Stacey.Box@bbvacompass.com
Lending Office:
Compass Bank
24 Greenway Plaza, Suite 1400A
Houston, TX 77046
Attention: Spencer Stasney
Telephone: (713) 993-8555
Facsimile: (713) 499-8722
Electronic Mail: Spencer.Stasney@bbvacompass.com

Sch 10.2 — 12

NATIXIS
Address for Notices:
Natixis
Southwest Representative Office
333 Clay Street, Suite 4340
Houston, TX 77002
Attention: Tanya McAllister
Telephone: (713) 759-9401
Facsimile: (713) 571-6165
Electronic Mail: Tanya.mcallister@nyc.nxbp.com
With a copy to:
Natixis
New York Branch
645 5th Avenue, 20th Floor
New York, NY 10022
Attention: Stacey Caruth
Facsimile: (212) 872-5160
Lending Office:
Natixis
Southwest Representative Office
333 Clay Street, Suite 4340
Houston, TX 77002

Sch 10.2 — 13

U.S. BANK NATIONAL ASSOCIATION
Address for Notices:
U.S. Bank National Association
950 17th Street, 8th Floor
Denver, CO 80202
Attention: Daria Mahoney
Telephone: 303-585-4216
Facsimile: 303-585-4362
Electronic Mail: daria.mahoney@usbank.com
Lending Office:
555 SW Oak-PD-OR-P7LS
Portland, Oregon 97208
Attention: Robert Getch
Telephone: 503-275-3113
Facsimile: 866-721-7062
Electronic Mail: robert.getch@usbank.com or
complex.credits.portland@usbank.com

Sch 10.2 — 14

SUNTRUST BANK
Address for Notices:
SunTrust Bank
303 Peachtree Street, MC 1761
Atlanta, GA 30308
Attention: Nicole Barry
Telephone: (404) 658-4777
Facsimile: (404) 588-4401
Electronic Mail: Nicole.barry@suntrust.com
Lending Office:
SunTrust Bank
303 Peachtree Street, MC 1941
Atlanta, GA 30308

Sch 10.2 — 15

EXHIBIT A
FORM OF NOTICE OF ADVANCE
Date: ___________, _____
To: BANK OF MONTREAL, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of November __, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among COMSTOCK RESOURCES, INC., a Nevada corporation (“Borrower”), the Lenders from time to time party thereto, BANK OF MONTREAL, as Administrative Agent and Issuing Bank.
The undersigned hereby requests (select one):
☐	A Borrowing of Loans ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of . [Type of Loan requested]

4.	For LIBO Rate Loans: with an Interest Period of _____ months.
     There does not exist, as of the above date, and after giving effect to the advance requested in this notice for advance, any default under the Credit Agreement.
     All conditions precedent to the advance requested hereby set forth in Section 4.2 of the Credit Agreement have been satisfied.
     The Borrowing requested herein complies with the proviso to the first sentence of Section 2.1 of the Credit Agreement.

COMSTOCK RESOURCES, INC.
By:
Name:
Title:

Exh A-1 — 1

EXHIBIT B
FORM OF NOTE
$_______________________
______________________
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of _____________________________ (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of ________________ Dollars ($___________), or such lesser principal amount of Loans (as defined in such Credit Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain Third Amended and Restated Credit Agreement, dated as of November __, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among COMSTOCK RESOURCES, INC., a Nevada corporation (“Borrower”), the Lenders from time to time party thereto, BANK OF MONTREAL, as Administrative Agent and Issuing Bank.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
     This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is also entitled to the benefits of the Guarantees and is secured by certain collateral more particularly described in the Security Documents. Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     This Note is an extension, renewal, and replacement of, and is given in substitution and exchange for, certain promissory notes evidencing Prior Indebtedness of the Borrower in the original aggregate principal amount of up to $600,000,000 executed by the Borrower under that certain Second Amended and Restated Credit Agreement dated as of December 15, 2006 (the “Prior Credit Agreement”), among the Borrower, Bank of Montreal, as administrative agent, and certain lenders and other financial institutions that were, or thereafter became, parties thereto, as such Prior Credit Agreement was or may have been from time to time thereafter amended or modified, which was itself an extension, renewal, and replacement of, and was given in substitution and exchange for, certain promissory notes evidencing Prior Indebtedness of the

Exh B — 1

Borrower in the original aggregate principal amount of up to $400,000,000 executed by the Borrower under that certain Amended and Restated Credit Agreement dated as of February 25, 2004, among the Borrower, Bank of Montreal, as administrative agent, and certain lenders and other financial institutions that were, or thereafter became, parties thereto, as such Prior Credit Agreement was or may have been from time to time thereafter amended or modified, which was itself an extension, renewal, and replacement of, and was given in substitution and exchange for, certain promissory notes evidencing prior Indebtedness of the Borrower in the original aggregate principal amount of up to $350,000,000 executed by the Borrower under that certain Credit Agreement dated as of December 17, 2001, among the Borrower, Toronto Dominion (Texas), Inc., as administrative agent, and certain lenders and other financial institutions that were, or thereafter became, parties thereto, as such Credit Agreement was or may have been from time to time thereafter amended or modified, and the indebtedness evidenced hereby and thereby is a continuing indebtedness and nothing herein contained or implied shall be construed to deem such indebtedness or any accrued and unpaid interest thereon paid, satisfied, novated or terminated, or any collateral or security therefore released or terminated.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exh B — 2

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

COMSTOCK RESOURCES, INC.
By:
Name:
Title:

Exh B — 3

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
				Principal or	Outstanding
			End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

Exh B — 4

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: ____________, ____
To: BANK OF MONTREAL, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of November __, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among COMSTOCK RESOURCES, INC., a Nevada corporation (“Borrower”), the Lenders from time to time party thereto, BANK OF MONTREAL, as Administrative Agent and Issuing Bank.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the_______________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end initial audited financial statements required by Section 6.1(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following for fiscal quarter-end financial statements]
     5. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.1(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     6. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
     7. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Exh C — 1

[select one:]
     [to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]
—or—
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]
     8. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________________, ___________.

COMSTOCK RESOURCES, INC.
By:
Name:
Title:

Exh C — 2

EXHIBIT D
FORM OF LENDER ASSIGNMENT
     Reference is made to that certain Third Amended and Restated Credit Agreement, dated as of November __, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among COMSTOCK RESOURCES, INC., a Nevada corporation (“Borrower”), the Lenders from time to time party thereto, BANK OF MONTREAL, as Administrative Agent and Issuing Bank.
     The assignor identified on the signature page hereto (the “Assignor”) and the assignee identified on the signature page hereto (the “Assignee”) agree as follows:
     1. (a) Subject to paragraph 11, effective as of the date specified on Schedule 1 hereto (the “Effective Date”), the Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, the interest described on Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement.
         (b) From and after the Effective Date, (i) the Assignee shall be a party under the Credit Agreement and will have all the rights and obligations of a Lender for all purposes under the Loan Documents to the extent of the Assigned Interest and be bound by the provisions thereof, and (ii) the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent of the Assigned Interest. The Assignor and/or the Assignee, as agreed by the Assignor and the Assignee, shall deliver, in immediately available funds, any applicable assignment fee required under Section 10.7.2(a) of the Credit Agreement.
     2. On the Effective Date, the Assignee shall pay to the Assignor, in immediately available funds, an amount equal to the purchase price of the Assigned Interest as agreed upon by the Assignor and the Assignee.
     3. From and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes, if any, in respect of the Assigned Interest (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement and such Notes, if any, for periods prior to the Effective Date directly between themselves.
     4. The Assignor represents and warrants to the Assignee that:
     (a) The Assignor is the legal and beneficial owner of the Assigned Interest, and the Assigned Interest is free and clear of any adverse claim;

Exh D — 1

     (b) the Assigned Interest listed on Schedule 1 accurately and completely sets forth the Outstanding Amount of all Loans and L/C Obligations relating to the Assigned Interest as of the Effective Date;
     (c) it has the power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of this Lender Assignment, and any and all other documents delivered by it in connection herewith and to fulfill its obligations under, and to consummate the transactions contemplated by, this Lender Assignment and the Loan Documents, and no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection in connection herewith or therewith; and
     (d) this Lender Assignment constitutes the legal, valid and binding obligation of the Assignor.
     The Assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Affiliates or the performance by the Borrower or any of its Affiliates of their respective obligations under the Loan Documents, and assumes no responsibility with respect to any statements, warranties or representations made under or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document other than as expressly set forth above.
     5. The Assignee represents and warrants to the Assignor and the Administrative Agent that:
     (a) it is an Eligible Assignee;
     (b) it has the full power and authority and the legal right to make, deliver and perform, and has taken all necessary action, to authorize the execution, delivery and performance of this Lender Assignment, and any and all other documents delivered by it in connection herewith and to fulfill its obligations under, and to consummate the transactions contemplated by, this Lender Assignment and the Loan Documents, and no consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection in connection herewith or therewith;
     (c) this Lender Assignment constitutes the legal, valid and binding obligation of the Assignee;
     (d) under applicable Laws no tax will be required to be withheld by the Administrative Agent or the Borrower with respect to any payments to be made to the Assignee hereunder or under any Loan Document, and unless otherwise indicated in the space opposite the Assignee’s signature below, no tax forms described in Section 3.8 of the Credit Agreement are required to be delivered by the Assignee; and
     (e) the Assignee has received a copy of the Credit Agreement, together with copies of the most recent financial statements of the Borrower delivered pursuant thereto,

Exh D — 2

and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Assignment. The Assignee has independently and without reliance upon the Assignor or the Administrative Agent and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Lender Assignment. The Assignee will, independently and without reliance upon the Administrative Agent or any Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement.
     6. The Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.
     7. The Assignee hereby requests that the Borrower provide a Note evidencing the Credit Extensions of the Assignee.
     8. The Assignor and the Assignee agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Lender Assignment.
     9. This Lender Assignment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that the Assignee shall not assign its rights or obligations hereunder without the prior written consent of the Assignor and any purported assignment, absent such consent, shall be void.
     10. This Lender Assignment may be executed by facsimile signatures with the same force and effect as if manually signed and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Lender Assignment shall be governed by and construed in accordance with the laws of the state specified in the Section of the Credit Agreement entitled “Governing Law.”
     11. The effectiveness of the assignment described herein is subject to:
     (a) if such consent is required by the Credit Agreement, receipt by the Assignor and the Assignee of the consent of the Administrative Agent, the Issuing Bank and/or the Borrower to the assignment described herein. By delivering a duly executed and delivered copy of this Lender Assignment to the Administrative Agent, the Assignor and the Assignee hereby request any such required consent and request that the Administrative Agent register the Assignee as a Lender under the Credit Agreement effective as of the Effective Date; and
     (b) receipt by the Administrative Agent of (or other arrangements acceptable to the Administrative Agent with respect to) any applicable assignment fee referred to in

Exh D — 3

Section 10.7.2(a) of the Credit Agreement and any tax forms required by Section 3.8 of the Credit Agreement.
     By signing below, the Administrative Agent agrees to register the Assignee as a Lender under the Credit Agreement, effective as of the Effective Date with respect to the Assigned Interest, and will adjust the registered Percentage Share of the Assignor under the Credit Agreement to reflect the assignment of the Assigned Interest.
     12. Attached hereto as Schedule 2 is all contact, address, account and other administrative information relating to the Assignee.
     IN WITNESS WHEREOF, the parties hereto have caused this Lender Assignment to be executed as of the date first above written by their respective duly authorized officers.

Assignor: [Name of Assignor]
By:
Name:
Title:

☐	Tax forms required by	Assignee:
	Section 3.8 of the Credit Agreement included	[Name of Assignee]

By:
Name:
Title:
(Signatures continue)

Exh D — 4

In accordance with and subject to Section 10.7.2
of the Credit Agreement, the undersigned
consent to the foregoing assignment as of the
Effective Date:

COMSTOCK RESOURCES, INC., as Borrower
By:
Name:
Title:

BANK OF MONTREAL, as Administrative Agent and Issuing Bank
By:
Title:

Exh D — 5

SCHEDULE 1 TO LENDER ASSIGNMENT
THE ASSIGNED INTEREST
Effective Date:

Assigned Commitment	Type and amount of outstanding	Assigned Percentage
Amount	Obligations assigned	Share
$___________________	[type] $___________________	%___________

Schedule 1 — 1

SCHEDULE 2 TO LENDER ASSIGNMENT
ADMINISTRATIVE DETAILS
(Assignee to list names of credit contacts, addresses, phone and facsimile numbers, electronic mail addresses, account and payment information and include applicable tax form(s))

Schedule 2 — 1

EXHIBIT E
FORM OF THIRD AMENDED AND RESTATED SUBSIDIARY GUARANTY

Exh E — 1

EXHIBIT F-1
FORM OF OPINION OF BORROWER’S COUNSEL

Exh F-1 — 1

EXHIBIT F-2
FORM OF TEXAS COUNSEL OPINION OF BORROWER

Exh F-3 — 1

EXHIBIT F-3
FORM OF LOUISIANA COUNSEL OPINION OF BORROWER

Exh F-5 — 1

EXHIBIT G
FORM OF THIRD AMENDED AND RESTATED SUBORDINATION AGREEMENT

Schedule 2 — 1

EXHIBIT H
FORM OF THIRD AMENDED AND RESTATED PLEDGE AGREEMENT AND IRREVOCABLE PROXY

Schedule 2 — 1

EXHIBIT I
FORM OF THIRD AMENDED AND RESTATED SECURITY AGREEMENT

Schedule 2 — 1

EXHIBIT J
FORM OF INCREASING/ADDITIONAL LENDER AGREEMENT
Bank of Montreal
700 Louisiana, Suite 4400
Houston, Texas 77002
Attention: Administrative Agent
Gentlemen and Ladies:
     This [Increasing]/[Additional] Lender Agreement is delivered to you pursuant to Section 2.15 of that certain Third Amended and Restated Credit Agreement, dated as of November __, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among COMSTOCK RESOURCES, INC., a Nevada corporation (“Borrower”), the Lenders from time to time party thereto, BANK OF MONTREAL, as Administrative Agent and Issuing Bank. Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.
     [Language for Increasing Lender]
     [Please be advised that the undersigned (a) has agreed to increase its Commitment Amount under the Credit Agreement effective as of ____________ from $_________ to $_________, (b) hereby irrevocably purchases and assumes from each other Lender party to the Credit Agreement as of such effective date (without recourse to any such other Lender), so much of each such other Lender’s rights and obligations under the Credit Agreement, Commitment Amount, outstanding Loans and participations in Letters of Credit, such that, after giving effect to such purchase, it shall have the Percentage Share determined by dividing its increased Commitment Amount (described above) by the aggregate amount of all Commitment Amounts of all existing and new Lenders (including itself) under the Credit Agreement, and (c) shall continue to be a party in all respect to the Credit Agreement and the other Loan Documents to which the Lenders are party.]
     [Language for Additional Lender]
     [Please be advised that the undersigned (a) has agreed to become a Lender under the Credit Agreement effective as of ______________ with a Commitment Amount of $____________, (b) hereby irrevocably purchases and assumes from each other Lender party to the Credit Agreement as of such effective date (without recourse to any such other Lender), so much of each such other Lender’s rights and obligations under the Credit Agreement, Commitment Amount, outstanding Loans and participations in Letters of Credit, such that, after giving effect to such purchase, such New Lender shall have the Percentage Share determined by dividing its Commitment Amount (described above) by the aggregate amount of all Commitment Amounts of all existing and new Lenders (including itself) under the Credit Agreement, (c) shall be deemed to be a party in all respect to the Credit Agreement and the other Loan Documents to

Exh F-2 — 1

which the Lenders are party, (d) has received a copy of the Credit Agreement, together with copies of the most recent financial statements of the Borrower delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to execute and deliver this Additional Lender Agreement and become a party to the Credit Agreement, (e) has independently and without reliance upon the Administrative Agent or any other new or existing Lender, and based on such information as it has deemed appropriate, made its own credit analysis and decision to execute and deliver this Additional Lender Agreement and become a party to the Credit Agreement, (f) will, independently and without reliance upon the Administrative Agent or any other new or existing Lender, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (g) has delivered to the Administrative Agent any tax forms required by Section 3.8 of the Credit Agreement.]
     The undersigned appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.]

Very truly yours, [LENDER] as a Lender
By:
Name:
Title:

Exh F-2 — 2